UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

MicroStrategy Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 24, 2014

Dear MicroStrategy Stockholder:

You are cordially invited to our Annual Meeting of Stockholders on Wednesday, April 23, 2014, beginning at 10:00 a.m., local time, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The enclosed notice of annual meeting sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. The Board of Directors recommends that you vote “FOR” these proposals.

We look forward to seeing you there.

Very truly yours,

Michael J. Saylor

Chairman of the Board and

Chief Executive Officer

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Notice of Annual Meeting of Stockholders

to be held on Wednesday, April 23, 2014

The Annual Meeting of Stockholders (the “Annual Meeting”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), will be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Wednesday, April 23, 2014 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect five (5) directors for the next year;

2.	To approve the MicroStrategy Incorporated 2013 Stock Incentive Plan;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

4.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on February 27, 2014 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

W. Ming Shao

Executive Vice President, General

Counsel, and Secretary

Tysons Corner, Virginia

March 24, 2014

A STOCKHOLDER MAY OBTAIN ADMISSION TO THE MEETING BY IDENTIFYING HIMSELF OR HERSELF AT THE MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. FOR A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. FOR A BENEFICIAL (BUT NOT OF RECORD) OWNER, A COPY OF A BROKER’S STATEMENT SHOWING SHARES HELD FOR HIS OR HER BENEFIT ON FEBRUARY 27, 2014 WILL BE ADEQUATE IDENTIFICATION.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

MICROSTRATEGY INCORPORATED

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Proxy Statement for the Annual Meeting of Stockholders

to be held on Wednesday, April 23, 2014

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, April 23, 2014, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 at 10:00 a.m., local time, and at any adjournment thereof. For directions to the location of the Annual Meeting, please call (703) 848-8600 between the hours of 8:00 a.m. and 5:30 p.m. local time on normal business days, and press “0” after hearing the voice prompt. All executed proxies will be voted in accordance with the stockholders’ instructions on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders, and if no choice is specified, executed proxies will be voted in accordance with the Board of Directors’ recommendations on such matters as set forth in this proxy statement. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

On February 27, 2014, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 9,073,710 shares of our class A common stock, par value $0.001 per share, and an aggregate of 2,227,327 shares of our class B common stock, par value $0.001 per share (the class A common stock and the class B common stock are collectively referred to as the “Common Stock”). Each share of class A common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting and each share of class B common stock entitles the record holder thereof to ten votes on each of the matters to be voted on at the Annual Meeting.

Our Annual Report to Stockholders for 2013 is being mailed to stockholders, along with these proxy materials, on or about March 28, 2014. Our Annual Report to Stockholders includes our Annual Report on Form 10-K for 2013 as filed with the Securities and Exchange Commission (the “SEC”), except for any exhibits thereto. We will provide such exhibits to any stockholder upon written request. Please address requests to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.

Votes Required

The holders of shares of Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the holders of Common Stock voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the approval of the MicroStrategy Incorporated 2013 Stock Incentive Plan (Proposal 2). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement (Proposal 3). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 4).

Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the proposals referenced above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 23, 2014

The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended December 31, 2013 are available on our website at http://ir.microstrategy.com/financials.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of February 27, 2014, unless otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock,

•	each director or nominee for director,

•	each of the executive officers named in the Summary Compensation Table set forth under the caption “Executive and Director Compensation” below, and

•	all directors and executive officers as a group.

	Number of Shares Beneficially Owned (2)				Percentage of Total Economic Interest (2) (3)	Percentage of Total Voting Power (2) (3)
	Class A Common Stock		Class B Common Stock
Beneficial Owner (1)	Shares	% of Class	Shares	% of Class
Michael J. Saylor (4)	—	—	2,011,668	90.3	17.8	64.2
Jonathan F. Klein	—	—	—	—	—	—
Paul N. Zolfaghari	600	*	—	—	*	*
Douglas K. Thede	—	—	—	—	—	—
Peng Xiao	60	*	—	—	*	*
Bob Watts	—	—	—	—	—	—
Matthew W. Calkins	—	—	—	—	—	—
Robert H. Epstein (5)	200	*	—	—	*	*
Stephen X. Graham (6)	200	*	—	—	*	*
David W. LaRue	—	—	—	—	—	—
Jarrod M. Patten	—	—	—	—	—	—
Carl J. Rickertsen (7)	3,000	*	—	—	*	*
Thomas P. Spahr (8)	9,965	*	—	—	*	*
Sanju K. Bansal (9)	5,800	*	215,659	9.7	2.0	6.9
BlackRock, Inc. (10)	896,647	9.9	—	—	7.9	2.9
Eminence Capital, LLC (11)	885,072	9.8	—	—	7.8	2.8
Sterling Capital Management LLC (12)	696,917	7.7	—	—	6.2	2.2
Entities affiliated with Artisan Partners Holdings LP (13)	620,859	6.8	—	—	5.5	2.0
The Vanguard Group, Inc. (14)	590,958	6.5	—	—	5.2	1.9
Morton Holdings, Inc. (15)	556,512	6.1	—	—	4.9	1.8
Invesco Ltd. (16)	515,951	5.7	—	—	4.6	1.6
Apex Capital, LLC (17)	467,100	5.1	—	—	4.1	1.5
All directors and executive officers as a group (12 persons) (18)	13,825	*	2,011,668	90.3	17.9	64.2

*	Less than 1.0%.
(1)	Each beneficial owner named in the table above (except as otherwise indicated in the footnotes below) has an address in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.
(2)	The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Percentages in the table have been calculated based on 9,073,710 shares of class A common stock and 2,227,327 shares of class B common stock outstanding as of February 27, 2014.
(3)

The percentage of total economic interest and the percentage of total voting power are each calculated by treating the shares of our class A common stock and class B common stock together as a single class. Shares of class A common stock generally have the same rights, including rights to dividends, as shares of class B common stock, except that shares of class A common stock have one vote per share while shares of class B common stock have ten votes per share. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock.
(4)	Mr. Saylor’s holdings of Common Stock consist of 2,011,668 shares of class B common stock owned by Alcantara LLC, which is wholly owned by Mr. Saylor. Mr. Saylor has sole voting power and sole dispositive power with respect to these shares of class B common stock.
(5)	Mr. Epstein’s holdings of Common Stock consist of 200 shares of class A common stock held by Mr. Epstein directly.
(6)	Mr. Graham’s holdings of Common Stock consist of 200 shares of class A common stock held by Mr. Graham directly.
(7)	Mr. Rickersten’s holdings of Common Stock consist of 3,000 shares of class A common stock held by Mr. Rickertsen directly.
(8)	Mr. Spahr’s holdings of Common Stock consist of 8,565 shares of class A common stock held in his own name and 1,400 shares of class A common stock owned by a foundation for which Mr. Spahr acts as the president and a director.
(9)	Mr. Bansal’s holdings of Common Stock consist of 213,302 shares of class B common stock owned by Shangri-La LLC, which is wholly owned by Mr. Bansal, 2,357 shares of class B common stock held by Mr. Bansal directly, and 5,800 shares of class A common stock owned by a foundation for which Mr. Bansal acts as the sole trustee. Mr. Bansal’s employment with the Company ended on November 15, 2013, and Mr. Bansal ceased serving as a non-employee director of the Company effective as of November 29, 2013.
(10)	Beneficial ownership (and other information in this footnote) is as of December 31, 2013, based on a Schedule 13G/A filed on January 31, 2014 with the SEC by BlackRock, Inc. and BlackRock Fund Advisors. The foregoing entities beneficially own 896,647 shares of class A common stock, and have sole voting power with respect to 868,962 of these shares and sole dispositive power with respect to all of these shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(11)	Beneficial ownership (and other information in this footnote) is as of December 31, 2013, based on a Schedule 13G/A filed on February 14, 2014 with the SEC by Eminence Capital, LLC, Eminence GP, LLC, and Ricky C. Sandler. The foregoing entities and person beneficially own 885,072 shares of class A common stock. Eminence Capital, LLC has shared voting power and shared dispositive power with respect to 881,705 shares of class A common stock; Eminence GP, LLC has shared voting power and shared dispositive power with respect to 802,459 shares of class A common stock; and Ricky C. Sandler has sole voting power and sole dispositive power with respect to 3,367 shares of class A common stock and shared voting power and shared dispositive power with respect to 881,705 shares of class A common stock. The principal business and principal office address of Eminence Capital, LLC and Eminence GP, LLC, and the business address of Ricky C. Sandler, is 65 East 55th Street, 25th Floor, New York, NY 10022.
(12)	Beneficial ownership (and other information in this footnote) is as of December 31, 2013, based on a Schedule 13G/A filed on January 24, 2014 with the SEC by Sterling Capital Management LLC (“Sterling”). Sterling beneficially owns 696,917 shares of class A common stock, for which it has sole voting and dispositive power with respect to 696,917 shares of class A common stock. The principal business address of Sterling is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.
(13)

Beneficial ownership (and other information in this footnote) is as of December 31, 2013, based on a Schedule 13G/A filed on January 30, 2014 with the SEC by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler, and Artisan Partners Funds, Inc. (“Artisan Funds”). Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Inc., Andrew A. Ziegler, and Carlene M. Ziegler beneficially own 620,859 shares of class A common stock, for which each of the foregoing entities and persons shares voting power with respect to 568,541 shares and dispositive power with respect to 620,859 shares. The shares held by Artisan Partners include 406,134 shares held on behalf of Artisan

Funds. The address of Artisan Holdings and affiliated entities and persons is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(14)	Beneficial ownership (and other information in this footnote) is as of December 31, 2013, based on a Schedule 13G/A filed on February 11, 2014 with the SEC by The Vanguard Group, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. These entities beneficially own 590,958 shares of class A common stock, for which they have sole voting power with respect to 13,580 shares of class A common stock, shared dispositive power with respect to 12,880 shares of class A common stock, and sole dispositive power with respect to 578,078 shares of class A common stock. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(15)	Beneficial ownership (and other information in this footnote) is as of December 31, 2013, based on a Schedule 13G/A filed on February 14, 2014 with the SEC by Morton Holdings, Inc. (“Morton Holdings”), Philip B. Korsant, Ziff Brothers Investments, L.L.C. (“ZBI”), and ZBI Equities, L.L.C. (“ZBIE”), which is wholly owned by ZBI. Morton Holdings, Philip B. Korsant, ZBIE, and ZBI beneficially own 556,512 shares of class A common stock, for which each of the foregoing entities and persons shares voting and dispositive power with respect to 556,512 shares of class A common stock. Morton Holdings is the general partner of each of the owners of record (“Morton Record Owners”) of the class A common stock. Pursuant to investment management agreements with the Morton Record Owners, ZBIE has investment and voting control over the class A common stock. In addition, each of Morton Holdings and Philip B. Korsant may be deemed to beneficially own the class A common stock as a result of certain rights retained by the Morton Record Owners under the applicable investment management agreements. The principal business address of Morton Holdings and Philip B. Korsant is 35 Ocean Reef Drive, Suite 142, Key Largo, FL 33037. The principal business address of ZBI and ZBIE is 350 Park Avenue, 11th Floor, New York, NY 10022.
(16)	Beneficial ownership (and other information in this footnote) is as of December 31, 2013, based on a Schedule 13G/A filed on February 6, 2014 with the SEC by Invesco Ltd., Invesco Advisers Inc., and Invesco PowerShares Capital Management. The foregoing entities beneficially own 515,951 shares of class A common stock, and have sole voting power with respect to 492,397 of these shares and sole dispositive power with respect to all of these shares. The principal business address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.
(17)	Beneficial ownership (and other information in this footnote) is as of December 31, 2013, based on a Schedule 13D filed on February 4, 2014 with the SEC by Apex Capital, LLC (“Apex”) and Sanford J. Colen. Apex and Sanford J. Colen beneficially own 467,100 shares of class A common stock, for which each foregoing entity and person shares voting and dispositive power with respect to 467,100 shares of class A common stock. The principal business address of Apex and Sanford J. Colen is 25 Orinda Way, Suite 300, Orinda, CA 94563.
(18)	Shares of Common Stock held by the directors and executive officers as a group consist of 13,825 shares of class A common stock and 2,011,668 shares of class B common stock, which shares are convertible into the same number of shares of class A common stock at any time at the option of the holder.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their ages and positions as of March 24, 2014 are as follows:

Name	Age	Title
Michael J. Saylor	49	Chairman of the Board of Directors and Chief Executive Officer
Jonathan F. Klein	47	President & Chief Legal Officer
Paul N. Zolfaghari	49	President
Douglas K. Thede	45	Senior Executive Vice President & Chief Financial Officer
Peng Xiao	40	Senior Executive Vice President & Chief Technology Officer
Bob Watts	46	Senior Executive Vice President, Worldwide Professional Services

Set forth below is certain information regarding the professional experience of each of the above-named persons.

Michael J. Saylor has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989 and previously served as president from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology.

Jonathan F. Klein has served as president & chief legal officer since October 2012 and previously served as executive vice president, law & general counsel from December 2007 to October 2012, as vice president, law and general counsel from November 1998 to December 2007, and as corporate counsel from June 1997 to November 1998. From September 1993 to June 1997, Mr. Klein was an appellate litigator with the United States Department of Justice. Mr. Klein received a B.A. in Economics from Amherst College and a J.D. from Harvard Law School.

Paul N. Zolfaghari has served as president since November 2012. Prior to that, Mr. Zolfaghari served as chief operating officer of ParAccel, Inc., an analytic database company headquartered in California, a position he held from January 2011 to November 2012. Prior to his tenure at ParAccel, Mr. Zolfaghari served as MicroStrategy’s executive vice president, worldwide sales & operations from December 2007 to January 2011, as vice president, worldwide sales and operations from August 2006 to December 2007, as vice president, worldwide business affairs from March 2005 to August 2006, as vice president & chief of staff from July 2003 to March 2005, as chief of staff from November 2000 to July 2003, and as assistant to MicroStrategy’s president & chief executive officer from December 1999 to November 2000. Mr. Zolfaghari received a B.A. in English from Gettysburg College and a J.D. from the University of Pittsburgh.

Douglas K. Thede has served as senior executive vice president & chief financial officer since October 2012 and as treasurer since November 2008 and previously served as executive vice president, finance & chief financial officer from September 2009 to October 2012, as interim chief financial officer from March 2009 to September 2009, as vice president, worldwide tax from November 2008 to September 2009, as acting vice president, worldwide controller from March 2009 to June 2009 and as vice president, worldwide tax planning & compliance from the time he joined MicroStrategy in June 2008 to March 2009. Prior to joining MicroStrategy, Mr. Thede served as senior director, tax of Convergys Corporation, an S&P 500 company that provides relationship management solutions, from March 2005 to May 2008, and as senior tax manager at PricewaterhouseCoopers LLP from August 2003 to March 2005. Mr. Thede also served a total of twelve years with Cincinnati Bell Inc., Ernst & Young LLP and KPMG Peat Marwick from 1991 to 2003. Mr. Thede is a certified public accountant and received a B.S. in Business from Miami University.

Peng Xiao has served as senior executive vice president & chief technology officer since October 2012 and previously served as executive vice president, network and applications engineering from March 2012 to October 2012, as executive vice president & chief information officer from December 2007 to February 2012, and as vice president & chief information officer from May 2006 to December 2007. From April 1999 to May 2006, Mr. Xiao held various positions of increasing responsibility in the information systems department. Prior to joining MicroStrategy, Mr. Xiao served as the head of IT operations for Bond and Pecaro, a strategic consulting firm. Mr. Xiao received a B.S. in Computer Science and a B.A. in International Business from Hawaii Pacific University and an M.A. in International Affairs from The George Washington University.

Bob Watts has served as senior executive vice president, worldwide professional services since April 2013 and previously served as senior executive vice president & chief operating officer from October 2012 to April 2013, as executive vice president, worldwide professional services from October 2009 to October 2012 and as vice president, worldwide consulting & education services from January 2008 to September 2009. Prior to joining MicroStrategy, Mr. Watts served a total of nine years with Parametric Technology Corporation (PTC), a product lifecycle management and enterprise content management solutions provider, where he held positions of increasing responsibility including senior vice president, global services from 2004 to 2007. Prior to joining PTC, Mr. Watts served as director—product development and configuration management for Texas Instruments’ Defense Systems division from 1996 to 1998. Mr. Watts also served as an aviation officer with the United States Army from 1990 to 1996. Mr. Watts received a B.S. in Electrical Engineering from the United States Military Academy at West Point and an M.S. in Business Organizational Management from the University of La Verne.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors proposes the election of the persons listed below as directors of the Company. In accordance with the Amended and Restated By-Laws of the Company, the Board of Directors has fixed the size of the Board of Directors at five members effective as of the Annual Meeting. Of the five nominees listed below, Messrs. Saylor, Epstein, Patten, and Rickertsen are currently members of our Board of Directors. The persons named in the enclosed proxy will vote to elect as directors the five nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (and until the election and qualification of his successor or his earlier death, resignation or removal).

Nominees

Set forth below, for each nominee, are his name and age, positions with the Company, principal occupation and business experience during at least the past five years, the year of commencement of his term as a director of the Company and the names of other public companies in which he currently holds directorships or has held directorships during the past five years, as applicable. We have also presented information below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he should serve as a director.

Michael J. Saylor (49) has served as chief executive officer and chairman of the Board of Directors since founding MicroStrategy in November 1989 and previously served as president from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology and Society from the Massachusetts Institute of Technology. We believe that Mr. Saylor is well-suited to serve on our Board of Directors due to his position as our chief executive officer and his more than twenty years with the Company, including as its founder. In addition to his leadership expertise, Mr. Saylor is regarded as a technology visionary, and has deep knowledge of the Company’s history, strategy, technology, and culture, as well as unique insight into the Company’s product development, marketing, finance, and operations.

Robert H. Epstein (61) has been a member of the Board of Directors of MicroStrategy since January 2006. Mr. Epstein is currently president and chief executive officer of Takeda Lace, Inc., a company that provides consulting services on all aspects of the textile business and has also engaged in trading and distribution for various Asian textile manufacturing firms. From May 2002 to October 2007, Mr. Epstein was president and chief executive officer of Takeda Lace USA, Inc., the U.S. subsidiary of Japan-based textile manufacturer Takeda Lace Co., Ltd. From October 2001 to May 2002, Mr. Epstein pursued various business opportunities, including serving as a consultant for Warnaco Inc., an apparel manufacturer. From June 1978 to October 2001, Mr. Epstein served in various positions at textile manufacturer Liberty Fabrics of New York, Inc., concluding his tenure as division president and chief operating officer. Mr. Epstein received a B.S. in Psychology from Columbia University and did coursework at the Stern School of Business at New York University. We believe that Mr. Epstein is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, and his international experience, particularly in the Asia Pacific region.

Stephen X. Graham (61) is being nominated to serve on the Board of Directors of MicroStrategy. Mr. Graham is currently president of CrossHill Financial Group, Inc., a private merchant bank and advisory firm that he founded in 1988, and has been a general partner of CrossHill Georgetown Capital, L.P. since 2000 and CrossHill Debt II, L.P. since 2004. Prior to that, Mr. Graham was a principal with Kidder,

Peabody & Co. and held positions with Merrill Lynch & Co. and Arthur Young & Co. (which later became part of Ernst & Young LLP). Mr. Graham was a member of the board of directors of TNS, Inc., a former New York Stock Exchange-listed, global data communications and interoperability solutions company, from 2003 until the company’s acquisition by Siris Capital Group, LLC in February 2013. While a member of the board of directors of TNS, Inc., Mr. Graham served as chairman of the audit committee through 2011, and as chairman of the board of directors from 2012 to 2013. Mr. Graham also served as a member of the board of directors of Speedus Corp. from 2009 to 2011. Mr. Graham also previously served as a member of the board of directors of Credit Management Solutions, Inc., a former Nasdaq-listed, credit processing software company, and several private companies. Mr. Graham received a B.S.B.A. from Georgetown University and an M.B.A. from the University of Chicago Booth School of Business. We believe that Mr. Graham is well-suited to serve on our Board of Directors due to his substantial executive experience, and his experience as an outside director and audit committee member, which we believe will provide the Board of Directors with a fresh viewpoint and important perspectives on financial matters.

Jarrod M. Patten (42) has been a member of the Board of Directors of MicroStrategy since November 2004. In 1996, Mr. Patten founded RRG and has served as the president and chief executive officer since inception. RRG is an independent international consulting firm specializing in the development and implementation of enterprise-wide cost control strategies that heighten operational controls, increase transparency, ensure cost compliance and extend cost accountability for RRG’s geographically diverse client base. Mr. Patten received a B.S. in Biology and a B.A. in Biological Anthropology and Anatomy from the Trinity College of Arts and Sciences at Duke University. We believe that Mr. Patten is well-suited to serve on our Board of Directors due to his leadership and management expertise as a chief executive officer, his international business, finance, and corporate compliance experience, and his extensive knowledge of cost and operational controls.

Carl J. Rickertsen (53) has been a member of the Board of Directors of MicroStrategy since October 2002. Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004. From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and a partner at Thayer Capital Partners, a private equity investment firm. From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen serves as a member of the boards of directors and audit committees of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc., each of which is a closed-end management investment company, and Berry Plastics Group, Inc., a global manufacturer and marketer of value-added plastic consumer packaging and engineered materials. He also serves on the board of directors of Noranda Aluminum Holding Corporation, an integrated producer of value-added primary aluminum products and rolled aluminum coils. From April 2003 to January 2010, Mr. Rickertsen was a member of the board of directors and audit committee of Convera Corporation, a publicly-traded search-engine software company. From September 2004 to September 2008, Mr. Rickertsen was a member of the board of directors of UAP Holding Corp., a distributor of farm and agricultural products. Mr. Rickertsen received a B.S. from Stanford University and an M.B.A. from Harvard Business School. We believe that Mr. Rickertsen is well-suited to serve on our Board of Directors due to his finance and capital markets experience across various industries and his experience as an outside director of several public companies, which provides the Board of Directors with important perspectives on corporate governance matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Related Person Transactions Policy

We have adopted a formal written policy and procedure for the review, approval and ratification of related person transactions, as defined under the rules and regulations promulgated by the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The policy covers any transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of the policy, a related person is defined to be any of the following: a director, director nominee, or executive officer of the Company since the beginning of the Company’s last fiscal year; a beneficial owner of more than 5% of any class of the Company’s voting securities; a member of a foregoing person’s immediate family; and any entity in which one or more of the foregoing persons, individually or in the aggregate, has or had a greater than 10% ownership interest. The policy generally requires any proposed related person transaction to be reported to our General Counsel and reviewed and approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) prior to effectiveness or consummation of the transaction, whenever practical. If the General Counsel determines that advance approval of a related person transaction is not practical under the circumstances, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at the next meeting of the Committee. For transactions arising between meetings of the Audit Committee, the Chair of the Audit Committee can approve the transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee. If the General Counsel first learns of a related person transaction after such transaction has already taken place, the Audit Committee must review and, in its discretion, may ratify the related person transaction at its next meeting. Related person transactions involving compensation of executive officers also require the review and approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

The Audit Committee may approve or ratify a related person transaction only if the Audit Committee determines that, under the circumstances, the transaction is in our best interests. The Audit Committee may impose conditions on the related person transaction as it deems appropriate. In making such determination, the Audit Committee reviews and considers the following, among other factors:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is reviewed by the Audit Committee annually.

In addition to the procedures set forth in the policy, we have multiple processes for reporting conflicts of interests, including related person transactions, to the Audit Committee. Under our Code of Conduct, all employees are required to report any transaction, relationship, or other circumstance that constitutes a conflict of interest for such employee to the General Counsel or to the Audit Committee, as appropriate. We also annually distribute questionnaires to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members, employment, and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code of Conduct and for any related person transaction under the policy.

Except as may otherwise be disclosed in “Executive and Director Compensation—Executive Officer Compensation” or “Executive and Director Compensation—Director Compensation,” there have been no related person transactions required to be reported pursuant to rules or regulations promulgated by the Securities Exchange Act since the beginning of 2013.

Board of Directors

Our Board of Directors is currently comprised of Messrs. Saylor, Calkins, Epstein, LaRue, Patten, Rickertsen, and Spahr. Mr. Bansal served on our Board of Directors until November 29, 2013. The Board of Directors met six times during 2013. Each director who served on the Board of Directors during 2013 attended at least 75% of the aggregate number of meetings of the Board of Directors and its committees on which he served. The Board of Directors has determined that Mr. Graham (our non-employee director nominee) and each of the non-employee directors of the Company who served as a director during 2013 (Messrs. Calkins, Epstein, LaRue, Patten, Rickertsen, and Spahr) is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Stock Market, Inc. (“Nasdaq”) Marketplace Rules. Non-employee directors collectively constituted during 2013, currently constitute, and following the Annual Meeting will constitute, a majority of the Board of Directors.

In evaluating whether Mr. Spahr is an independent director as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, the Board of Directors considered a minority investment by Mr. Spahr in a private company that is an original equipment manufacturer partner of MicroStrategy.

The independent members of the Board of Directors regularly meet in executive session without any employee directors or other members of management in attendance.

Controlled Company

We are a controlled company as defined in Rule 5615(c)(2) of the Nasdaq Marketplace Rules, because more than 50% of the voting power of the Company is controlled by our Chairman and Chief Executive Officer, Michael J. Saylor.

Because we qualify as a “controlled company,” we are not required to have a majority of our Board of Directors be comprised of independent directors. Additionally, our Board of Directors is not required to have an independent compensation or nominating committee, or to have the independent directors exercise the nominating function. We also are not required to have the compensation of our executive officers be determined by a compensation committee of independent directors or a majority of the independent members of our Board of Directors. In addition, we are not required to empower our Compensation Committee with the authority to engage the services of any compensation consultants, legal counsel, or other advisors, or to have the Compensation Committee assess the independence of compensation consultants, legal counsel, and other advisors that it engages.

In light of our status as a controlled company, our Board of Directors has determined not to establish an independent nominating committee or have its independent directors exercise the nominating function, and has elected instead to have the board of directors be directly responsible for nominating members of the Board of Directors. As mentioned above, the majority of our Board of Directors is currently comprised of independent directors, and our Board of Directors has established a Compensation Committee comprised entirely of independent directors. For more information regarding how we determine our executive compensation in light of our status as a controlled company, please see “Compensation Discussion and Analysis” below.

Audit Committee

The Board of Directors has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and adopted the Tenth Amended and Restated Audit Committee Charter, which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/governance.cfm. The Audit Committee of the Board of Directors provides the opportunity for direct contact between our independent registered public accounting firm and the Board of Directors.

The Audit Committee is currently comprised of Dr. LaRue (Chairman) and Messrs. Calkins and Patten. The Audit Committee met five times during 2013. Each director who served on the Audit Committee during 2013 attended all of the meetings of the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rules definition of an independent director for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act. The Board of Directors has designated Dr. LaRue as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. Dr. LaRue and Mr. Calkins have indicated that they will continue serving on the Audit Committee until the Annual Meeting, at which time the Board of Directors is expected to appoint a three member Audit Committee and designate an audit committee financial expert from among the non-employee director nominees. Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Audit Committee Report.”

Compensation Committee

The Board of Directors has established a standing Compensation Committee and adopted a Second Amended and Restated Charter for the Compensation Committee which is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/governance.cfm. The Compensation Committee of the Board of Directors makes determinations regarding the compensation arrangements of our Chief Executive Officer, awards under the MicroStrategy 2013 Stock Incentive Plan (the “2013 Equity Plan”), and compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and performs other functions related to compensation matters.

The Compensation Committee is comprised of Messrs. Rickertsen (Chairman) and Patten. The Compensation Committee held three telephonic meetings during 2013. Each member of the Compensation Committee attended all of the meetings of the Compensation Committee.

The Board of Directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rules definition of an independent director for compensation committee purposes. Each member of the Compensation Committee is also a non-employee director, as defined in Rule 16b-3 under the Securities Exchange Act, and an outside director under Section 162(m). Additional information regarding the Compensation Committee and its functions and responsibilities is included in this proxy statement under the captions “Compensation Discussion and Analysis” and “Compensation Committee Report.”

Board Leadership Structure

Mr. Saylor, our Chief Executive Officer, is also the Chairman of the Board of Directors. Our Board of Directors has determined that having the same individual hold both positions is appropriate for a controlled company, in the best interests of MicroStrategy and our stockholders, and consistent with good corporate governance for the following reasons:

•	Our Chief Executive Officer is more familiar with our business and strategy than an independent, non-employee Chairman would be and is thus better positioned to focus our Board of Directors’ agenda on the key issues facing our Company.

•	A single Chairman and Chief Executive Officer provides strong and consistent leadership for the Company, without risking overlap or conflict of roles.

•	Oversight of our Company is the responsibility of our Board of Directors as a whole, and this responsibility can be properly discharged without an independent Chairman.

We do not have a lead independent director or a presiding director; however, the independent directors regularly meet in executive sessions of the Board of Directors. In light of our status as a controlled company, we believe that our Board of Directors structure provides an appropriate balance of management leadership and non-management oversight.

Oversight of Risk

Our Board of Directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board of Directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board of Directors oversees risk management activities relating to business strategy, capital allocation, organizational structure, and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices. In addition, since risk issues often overlap, committees from time to time can request that the full Board of Directors discuss particular risk issues.

Director Candidates

As noted above, we do not have a standing nominating committee and the functions of evaluating and selecting directors are performed by the Board of Directors as a whole. The Board of Directors will, from time to time, evaluate biographical information and background material relating to potential candidates and interview selected candidates. The Board of Directors does not currently have a charter or written policy with regard to the nomination process. We have not engaged a third party to assist us in identifying and evaluating the individuals nominated for election as directors at the Annual Meeting.

At the Annual Meeting, stockholders will be asked to consider the election of Stephen X. Graham, who has been nominated for election as a director by our Board of Directors. Mr. Graham was recommended to the Board of Directors by the Company’s Chairman of the Board and Chief Executive Officer.

In considering whether to nominate any particular candidate for election to the Board of Directors, the Board of Directors uses various criteria to evaluate each candidate, including each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and ability to act in the interests of our stockholders. The Board of Directors also considers whether a potential nominee would satisfy the Nasdaq Marketplace Rules definition of an independent director and the SEC’s definition of an audit committee financial expert. The Board of Directors does not set specific minimum qualifications or assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. Our Board of Directors does not have a formal policy with respect to diversity, but we believe that the backgrounds and qualifications of our directors, considered as a group, should reflect a diverse set of experience, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities, and the Board of Directors takes such diversity into consideration in connection with prospective nominees.

We do not have a formal policy with regard to the consideration of director candidates recommended by our stockholders because of our status as a controlled company under Nasdaq Marketplace Rules. Stockholder recommendations relating to director nominees or otherwise may be submitted in accordance with the procedures set forth below under the caption “Stockholder Proposals.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by members of the Board of Directors, management or other parties are evaluated. Stockholders may also send communications to the Board of Directors in accordance with the procedures set forth below under the caption “Communicating with the Board of Directors.”

Director Attendance at Annual Meeting of Stockholders

Although we do not have a policy with regard to directors’ attendance at our Annual Meeting, all directors are encouraged to attend the Annual Meeting. Four of the then eight members of the Board of Directors attended the 2013 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board of Directors may do so by writing to the Secretary of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and must include the stockholder’s full name, address, and a telephone number. The name of any specific intended Board recipient should be noted in the communication. The Secretary will forward any such correspondence to the intended recipients; however, prior to forwarding any such correspondence, the Secretary or his designee will review such correspondence, and in his or her discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature, personal grievances, or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board of Directors’ consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers, and holders of more than 10% of our class A common stock to file with the SEC initial reports of ownership of our class A common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers, and holders of 10% of our class A common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of copies of the reports furnished to us and representations made by our directors and executive officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2013.

Code of Ethics

The Board of Directors, through its Audit Committee, has adopted a Code of Ethics that applies to MicroStrategy’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and such other personnel of MicroStrategy or its majority-owned subsidiaries as may be designated from time to time by the chairman of the Audit Committee. The Code of Ethics, as amended, is publicly available on the Corporate Governance section of our website, http://ir.microstrategy.com/governance.cfm. We intend to disclose any amendments to the Code of Ethics or any waiver from a provision of the Code of Ethics on the Corporate Governance section of our website, http://ir.microstrategy.com/governance.cfm.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The six individuals who are identified in the Summary Compensation Table on page 33 constitute our five named executive officers for 2013 as defined in Section 402(a)(3) of Regulation S-K and Bob Watts, our Senior Executive Vice President, Worldwide Professional Services. We refer to these individuals in our Compensation Discussion and Analysis as our “executive officers.” The goal of our compensation program for our executive officers is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to recognize, reward, and provide incentives for exceptional individual performance and effective leadership by the executive officers, and superior financial and operating results of the Company, and to motivate and retain our executive officers. It is also designed to align our executive officers’ interests with those of our stockholders. These objectives serve as the basis for determining the overall compensation of each executive officer, considered in light of Company performance.

Compensation Objectives

Performance and Alignment

Each of our executive officers possesses skills, experience, and qualities that made him a unique and valuable member of the management team in 2013. The compensation arrangements for our executive officers in 2013 reflected their abilities, superior management experience, high performance, and contribution to the leadership and management of their particular departments and the Company as a whole. The compensation of our executive officers in 2013 primarily reflected the job responsibilities that they had following a management reorganization that occurred in October 2012, which resulted in significant changes to the job responsibilities of certain of our executive officers and the addition of Paul N. Zolfaghari to our management team.

We have sought to align the interests of our executive officers with those of our stockholders by evaluating executive officer performance on the basis of key financial metrics that we believe contribute to both short-term and long-term stockholder value. Key elements of our executive compensation program that were designed to achieve these objectives with respect to 2013 included:

•	a base salary that rewarded overall performance and set future expectations for performance;

•	a cash bonus that compensated Messrs. Saylor (our Chairman of the Board of Directors and Chief Executive Officer), Klein (our President & Chief Legal Officer), and Zolfaghari (our President) based on our diluted earnings per share for the fiscal year;

•	a cash bonus that compensated Mr. Watts (our Senior Executive Vice President, Worldwide Professional Services) based on specific, pre-established Company financial metrics for the fiscal year;

•	incentives in the form of an annual cash bonus for each of Messrs. Thede (our Senior Executive Vice President & Chief Financial Officer) and Xiao (our Senior Vice President & Chief Technology Officer), based on a subjective assessment of the executive officer’s performance using both quantitative and qualitative measures considered in light of our performance;

•	long-term incentives in the form of stock option awards granted to each of Messrs. Klein, Zolfaghari, Thede, and Xiao under the 2013 Equity Plan, subject to stockholder approval of such plan; and

•	incentives in the form of cash bonus awards for each of Messrs. Klein, Zolfaghari, Thede, Xiao, and Watts under our Performance Incentive Plan based on a percentage of core operating income. Core operating income is calculated by subtracting (i) the income (loss) from continuing operations before financing and other income and income taxes for our business unit(s) other than our analytics software and services business unit for the applicable period, if any, from (ii) our consolidated income (loss) from continuing operations before financing and other income and income taxes for such period.

Prior to 2013, we had not granted equity awards in MicroStrategy stock to executive officers since 2003. The last tranches of MicroStrategy stock options granted to our executive officers vested in 2008. In order to enhance our ability to attract, retain, and motivate persons who are expected to make important contributions to the Company and to provide such persons with equity ownership opportunities and performance-based incentives that are intended to further align their long-term interests with those of our stockholders, in September 2013, the Board of Directors adopted the 2013 Equity Plan, subject to stockholder approval. Eligible participants, which include employees, officers, directors, consultants, and advisors of the Company, may be granted stock options and other stock-based awards under the 2013 Equity Plan with respect to an aggregate of 600,000 shares of the Company’s class A common stock.

In September 2013, the Compensation Committee granted stock options under the 2013 Equity Plan to Messrs. Klein, Zolfaghari, Thede, and Xiao with respect to, in the aggregate, 600,000 shares of the Company’s class A common stock. These awards (i) vest in equal annual installments over an approximately four-year vesting period unless accelerated upon a change in control event, as defined in the stock option agreement for the applicable award, or otherwise in accordance with the provisions of the 2013 Equity Plan or applicable option agreement, (ii) have an exercise price equal to the fair market value of our class A common stock on the date of grant, and (iii) expire ten years following the date of grant. These grants are subject to stockholder approval of the 2013 Equity Plan.

The Compensation Committee made these grants because (i) we had not granted any equity incentive awards to executive officers since 2003, so none of our executive officers had any equity incentive awards outstanding at the time of grant, (ii) the October 2012 management reorganization resulted in significant new responsibilities for the award recipients, and (iii) we compete for key personnel with other publicly-traded technology companies that utilize equity awards as a form of incentive compensation. The Compensation Committee granted stock option awards as opposed to restricted stock or restricted stock units because stock option awards provide us with the flexibility to compete effectively for executive talent in a manner that is cost-effective to us, allowing for packages that are more attractive to our executive officers. In addition, unlike restricted stock or restricted stock units, stock options only provide a return to an award recipient if the price of our class A common stock increases. As stock option awards motivate award recipients to increase the long-term price of our class A common stock, they help to align the long-term interests of award recipients with those of our stockholders. We believe that these stock option awards, together with our other cash bonus arrangements, provide appropriate short and long-term incentives to our executive officers to increase stockholder value through their collective efforts in corporate functions, product design, engineering, services, and sales to our customers.

In March 2010, we implemented our Performance Incentive Plan. We granted bonus awards under such plan based on a percentage of the Company’s core operating income to certain executive officers with respect to certain prior years, including 2010, 2011, 2012, and 2013. These awards sought to align the efforts of executive officers as closely as practicable to our objectives of growing the size and profitability of our analytics business. Payment of any bonus amount determined under the Performance Incentive Plan with respect to a given performance period generally occurs within 31 days after the third anniversary of the end of the fiscal year in which the performance period occurs, subject to the award recipient being continuously employed during such three-year period and other terms and conditions of the Performance Incentive Plan. In prior years, awards under the Performance Incentive Plan were generally granted in addition to discretionary and other cash bonus awards granted to executive officers. At this time, the Compensation Committee believes that the stock options granted under the 2013 Equity Plan and our other cash bonus arrangements provide appropriate incentives to executive officers to increase stockholder value without further grants of awards under the Performance Incentive Plan.

In addition, in certain years prior to 2013, we granted options to Messrs. Klein, Thede, and Xiao to purchase shares of the class A common stock in Angel.com Incorporated, which was a subsidiary of MicroStrategy at the time of such grants, because these executives devoted a portion of their time to the affairs of Angel.com. These awards sought to provide these executives with an incentive to increase the value of the Angel.com business for the benefit of MicroStrategy stockholders generally. We sold Angel.com in March 2013 and, in connection with the sale, each outstanding option was terminated in exchange for a cash payment equal to the difference between the per share consideration payable in connection with the sale and the exercise price of the option.

We also provide each of our executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Perquisites comprised a significant portion of our CEO’s 2013 compensation, principally as a result of transportation-related benefits and associated tax gross-up payments that are discussed below.

In determining executive officer compensation for 2013, the Compensation Committee and the CEO considered the stockholder support that the “Say-on-Pay” proposal received at our May 9, 2011 annual meeting of stockholders, as well as executive compensation policies of other publicly-traded companies that the Compensation Committee determined were relevant, without conducting any formal benchmarking. Based on such considerations, we determined not to make significant changes to our compensation mix and other compensation policies other than as described above. We believe that, with these changes, our compensation programs are effectively designed in light of our objectives and are aligned with the interests of our stockholders.

Retention

Because of their experience and talents, our executive officers are often presented with other professional opportunities, including ones at potentially higher compensation levels. We seek to retain our executives by providing an overall compensation package that is market competitive over time, awards under our Performance Incentive Plan that include an approximately four year continuous employment requirement and the grant of awards under the 2013 Equity Plan, which are subject to a vesting period of approximately four years.

Implementing Our Objectives

Role of the Compensation Committee and CEO

The Compensation Committee has the authority and responsibility to develop, adopt, and implement compensation arrangements for the CEO. The Board of Directors has delegated to the CEO the authority and responsibility to develop, adopt, and implement compensation arrangements for all executive officers other than the CEO. The CEO makes compensation determinations regarding other executive officers in periodic consultation with the Compensation Committee, consistent with the Nasdaq Marketplace Rules applicable to controlled companies, except with respect to awards under the 2013 Equity Plan and certain compensation arrangements that we seek to qualify as performance-based compensation under Section 162(m), which arrangements are determined by the Compensation Committee. In 2013, such arrangements included the stock options granted under the 2013 Equity Plan, the cash bonus arrangements established for Messrs. Klein, Zolfaghari, and Watts, and performance-based awards granted under the Performance Incentive Plan. Neither the Company nor the Compensation Committee engaged a third-party compensation consultant to help determine or provide input regarding the determination of 2013 compensation for the CEO or the other executive officers.

Determining Compensation

Our executive compensation decisions are based on a review of our performance and a subjective assessment of the executive officer’s performance during the year against financial and strategic goals, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements and long-term potential to enhance stockholder value. Specific factors that may affect compensation decisions for the executive officers include:

•	key financial metrics such as revenue, operating profit, core operating income, earnings per share, and operating margins;

•	strategic objectives such as technological innovation, globalization, improvement in market position, and feedback from customers; and

•	operational goals for the Company or a particular business department, including improved deployment of resources and expansion.

For 2013, we adopted incentive cash bonus arrangements for Messrs. Saylor, Klein, Zolfaghari, and Watts that measured performance against specific, pre-established Company financial metrics for the fiscal year because we believed that their responsibilities for 2013 could be tied to specific Company-wide performance metrics. Other than awards granted under our Performance Incentive Plan, we did not utilize formulas with respect to the bonus compensation of Messrs. Thede and Xiao for 2013 because we believed that more qualitative and subjective evaluations were necessary in determining their appropriate levels of compensation. Instead, we adopted discretionary cash bonus arrangements for these other executive officers for 2013 based on a subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance.

In September 2013, we granted stock options to purchase our class A common stock to certain executive officers under the 2013 Equity Plan as set forth in the table below (the “2013 Equity Plan Awards Table”). Each of the stock option awards has an exercise price equal to the fair market value of our class A common stock on the date of grant. In addition, each of these stock option awards vests in equal annual installments over an approximately four-year vesting period and is subject to the terms and conditions of the 2013 Equity Plan and applicable option agreement, including acceleration of such vesting upon a change of control of the Company, which are described in more detail in “Proposal 2—To Approve The MicroStrategy Incorporated 2013 Stock Incentive Plan—Description of the 2013 Stock Incentive Plan.” The stock option awards will be terminated if the 2013 Equity Plan is not approved by stockholders within 12 months of the date of grant of the awards, and are not exercisable prior to such stockholder approval.

Number of Shares Subject to Option Grant
Jonathan F. Klein	200,000
Paul N. Zolfaghari	200,000
Douglas K. Thede	100,000
Peng Xiao	100,000

In granting stock options under the 2013 Equity Plan, the Compensation Committee, acting upon recommendations of the CEO, made subjective evaluations of appropriate award amounts to help motivate and retain the applicable executive officers based on the significant changes in the executive officers’ job responsibilities and the addition of Mr. Zolfaghari to our management team following a management reorganization that occurred in October 2012 and in the context of general economic and industry conditions. These determinations took into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value.

From 2010 to 2013, the Compensation Committee granted percentage-based bonus awards to certain of our executive officers and other our key employees under our Performance Incentive Plan as set forth in the table below (the “Performance Incentive Plan Awards Table”) in lieu of MicroStrategy stock options. These awards generally require the award recipient to remain an employee for three years after the applicable performance period and to satisfy other terms and conditions of the Performance Incentive Plan that are described in more detail below in order to receive a bonus pay-out under the award. The awards granted with respect to 2010 were earned in December 2013 and paid in January 2014 to executive officers who satisfied the terms and conditions of the Performance Incentive Plan. The continuous employment requirements applicable to awards granted with respect to 2011 through 2013 have not yet been satisfied.

	2010		2011		2012		2013
	Percentage- Based Bonus Award	Bonus Amount Determined	Percentage- Based Bonus Award	Bonus Amount Determined	Percentage- Based Bonus Award	Bonus Amount Determined	Percentage- Based Bonus Award	Bonus Amount Determined
Jonathan F. Klein	0.6667%	$364,318	0.66%	$137,715	0.66%	$218,453	0.80%	$155,520
Paul N. Zolfaghari*	0.6667%	N/A	N/A	N/A	N/A	N/A	0.80%	$155,520
Douglas K. Thede	0.4242%	$231,804	0.66%	$137,715	0.66%	$218,453	0.66%	$128,304
Peng Xiao	0.3333%	$182,131	0.50%	$104,330	0.50%	$165,495	0.66%	$128,304
Bob Watts	0.3636%	$198,689	0.36%	$75,117	0.36%	$119,156	0.45%	$87,480

Total	2.4545%	$976,942	2.18%	$454,877	2.18%	$721,557	3.37%	$655,128

*	Mr. Zolfaghari departed the Company in January 2011 before rejoining the Company in November 2012, and, accordingly, became ineligible to receive any amounts with respect to his award for 2010 under the Performance Incentive Plan.

In granting percentage-based bonus awards under the Performance Incentive Plan, the Compensation Committee, acting upon recommendations of the CEO, made subjective evaluations of appropriate award amounts to help motivate and retain the applicable executive officers based on the individual performance of the applicable executive officers in the context of general economic and industry conditions and Company performance in the applicable prior year. These determinations have taken into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value.

We incorporate flexibility into our compensation program and in the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and to achieve our retention goals.

In establishing Mr. Saylor’s compensation arrangements for 2013, the Compensation Committee requested that management provide to the Committee information relating to the compensation provided to the chief executive officers of other enterprise software companies. In response to the Committee’s request, management selected 20 comparison companies with a market capitalization in the range of $1 billion to $5 billion from third party industry reports, and compiled chief executive officer compensation data from those companies’ publicly available SEC filings. The Compensation Committee considered this information in establishing Mr. Saylor’s 2013 compensation arrangements, without conducting formal benchmarking.

The Compensation Committee and the CEO do not conduct benchmarking in establishing compensation arrangements for any of the other executive officers, but instead establish compensation based on their respective subjective determinations of the scope of responsibilities placed on each executive officer, the executive officer’s unique leadership skills, management experience, and contributions, while also taking into account economic and industry conditions and Company performance. The Compensation Committee and the CEO do not assign relative weights to Company and individual performance in establishing these compensation arrangements, but instead make respective subjective determinations after considering such performances collectively.

Employment and Severance Agreements

As a general matter, our executive officers do not have standing employment, severance, or change-of-control agreements. Our CEO serves at the will of the Board of Directors and the other executive officers serve at the will of the Board of Directors and the CEO. This approach is consistent with our employment and compensation philosophy that relies significantly upon providing performance-based incentives and aligning the interests of executive officers with those of our stockholders. Notwithstanding our general approach, Mr. Watts’ December 2007 offer letter to join the Company as Vice President, Worldwide Consulting & Education Services contains a change-of-control provision. This provision entitles Mr. Watts to receive $250,000 in the event that he suffers a material reduction in his responsibilities, duties, and compensation immediately following a change of control of the Company. This provision was included in Mr. Watts’ offer letter to induce him to join a controlled company in which the CEO could, without the approval of our Board of Directors or our other stockholders, transfer voting control of the Company to a third party.

Equity Ownership Guidelines

As of February 27, 2014, Mr. Saylor beneficially owned 2,011,668 shares of class B common stock, representing 64.2% of the total voting power and 17.8% of the total equity interest in the Company. Given the significant equity stake already held by Mr. Saylor, we do not believe that any equity ownership guidelines would be meaningful.

Deductibility of Executive Compensation

Section 162(m) generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its other officers (other than the chief financial officer) whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act for being among the most highly compensated officers. However, qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee and the CEO take into account, to the extent they believe appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices applicable to our executive officers. The Compensation Committee and CEO believe that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Elements Used to Achieve 2013 Compensation Objectives

The principal elements of our 2013 compensation program for Mr. Saylor were a base salary, an incentive cash bonus based on our diluted earnings per share for 2013, and perquisites consisting principally of transportation-related benefits and associated tax-gross up payments. The principal elements of our 2013 compensation program for Messrs. Klein and Zolfaghari were a base salary, incentive cash bonuses based on our diluted earnings per share for 2013, bonus awards under the Performance Incentive Plan, and stock option awards under the 2013 Equity Plan. The principal elements of our 2013 compensation program for Messrs. Thede and Xiao were a base salary, a discretionary cash bonus, bonus awards under the Performance Incentive Plan, and stock option awards under the 2013 Equity Plan. The principal elements of our 2013 compensation program for Mr. Watts were a base salary, an incentive cash bonus based on specific, pre-established Company financial metrics for the fiscal year, and bonus awards under the Performance Incentive Plan. We also provide each of our executive officers with certain perquisites and other benefits that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Each of these compensation elements satisfies one or more of our performance, alignment, and retention objectives, as described more fully below.

We combined the compensation elements for each executive officer in a manner we believe is consistent with the executive officer’s contributions to the Company and serves certain other Company objectives described below. We believe that our 2013 executive compensation program, including the grant of stock options under the

2013 Equity Plan (subject to stockholder approval of the plan) to certain executive officers, promotes long-term value to stockholders by retaining key executive officers and rewarding them, as applicable, for increases in the stock price of class A common stock and for financial and operational results that are expected to contribute toward long-term stockholder value.

Base Salary

We provide cash compensation in the form of base salary to attract and retain talented executive officers by recognizing the scope of responsibilities placed on each executive officer and rewarding each executive officer for his unique leadership skills, management experience, and contributions. We also take into consideration economic and industry conditions and Company performance. We do not assign relative weights to Company and individual performance, but instead make a subjective determination after measuring such performances collectively. In 2013, a competitive base salary was an important component of compensation as it provided a degree of financial stability for our executive officers.

Cash Bonuses

Our cash bonus compensation is designed to reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executive officers to achieve superior performance in their areas of responsibility. Together with our stock option awards, our cash bonus compensation program is one of the main vehicles for providing performance-based compensation to executive officers. We consider various factors in determining the form and structure of the cash bonus arrangement that is most appropriate for rewarding and motivating the individual executive officer.

Saylor Cash Bonus Formula

Our CEO is responsible for the business as a whole, and therefore, the Compensation Committee believes that basing the CEO’s incentive cash bonus on diluted earnings per share (DEPS), a Company-wide financial metric, provides the appropriate incentive for his performance. We believe that establishing DEPS as a performance metric best aligns our CEO’s interests with those of our stockholders because increases in DEPS directly increase the overall value of the Company to stockholders.

In March 2013, the Compensation Committee established a formula for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2013 using the following graduated rates based on our achievement of specified levels of DEPS, up to a maximum potential bonus payment of $8,000,000, subject to the Compensation Committee’s discretion to award a bonus amount lower than the amount calculated using the formula:

•	$400,000 per dollar of DEPS for the first dollar of DEPS, plus

•	$500,000 per dollar of DEPS for the second dollar of DEPS, plus

•	$600,000 per dollar of DEPS for each dollar of DEPS over $2.00.

The Compensation Committee adopted these graduated rates to provide additional incentive to the CEO to seek to achieve superior Company performance within a challenging macroeconomic environment. The Compensation Committee increased the maximum potential bonus payment to $8,000,000 for 2013, as compared to $4,800,000 for 2012 and certain prior years to enable Mr. Saylor to be rewarded for his performance relating to the successful sale of Angel.com in March 2013 and the anticipated reversal of approximately $14.7 million of tax accruals in 2013.

President Cash Bonus Formulas

Following our October 2012 management reorganization, Messrs. Klein and Zolfaghari became responsible for our business as a whole. The Compensation Committee believes that basing each President’s incentive cash bonus on DEPS, a Company-wide financial metric, provides the appropriate incentive for each President’s performance in light of these new responsibilities. We believe that establishing DEPS as a performance metric helps to align each President’s interests with those of our stockholders because increases in DEPS directly increase the overall value of the Company to stockholders.

In March 2013, the Compensation Committee established a formula for determining the eligible bonus amount with respect to each of Messrs. Klein’s and Zolfaghari’s performance for 2013 calculated by multiplying $160,000 by the Company’s DEPS for the fiscal year ended December 31, 2013, subject to the Compensation Committee’s discretion to award a cash bonus amount lower than the eligible bonus amount calculated using each 2013 President Bonus Formula. The maximum cash bonus amount for each of Messrs. Klein and Zolfaghari pursuant to his respective 2013 President Bonus Formula is $6,500,000.

Watts Cash Bonus Plan

At the time his 2013 cash bonus plan was established by the Compensation Committee, Mr. Watts was responsible for revenue generated from worldwide sales and sales operations, worldwide consulting and education services and worldwide support for our analytics business. Accordingly, his 2013 cash bonus plan was designed to reward him for specific achievements in these areas.

In March 2013, the Compensation Committee established a cash bonus plan for Mr. Watts relating to his performance in 2013 with a maximum potential bonus payment of $6,500,000. Under this plan, Mr. Watts was eligible to receive:

•	a cash bonus award determined by multiplying 0.50% by the amount by which Mr. Watts’ “field margin” ((1) the Company’s gross profit for 2013 minus (2) sales and marketing expenses for the Company’s analytics business for 2013) exceeds $120,000,000; and

•	a cash bonus award determined by multiplying 0.75% by the increase in the annualized value of our maintenance contracts worldwide between the end of 2012 and the end of 2013;

in each case subject to the Compensation Committee’s discretion to award a bonus amount lower than the amount calculated using the formula that had been established.

The increase in the value of our maintenance contracts worldwide is calculated by subtracting (i) the annualized value of all maintenance contracts in effect on December 31, 2012 (the “Beginning Value”) from (ii) the annualized value of all maintenance contracts in effect on December 31, 2013 (the “Ending Value”). The Beginning Value and Ending Value are calculated by annualizing the total amount owed under the applicable maintenance contracts using a constant foreign exchange rate. For example:

•	If a new one-year maintenance contract was entered into on December 31, 2012 and was renewed for another year on December 31, 2013, the total amount owed under this contract would be included in both the Beginning Value and the Ending Value, using the same foreign exchange rate for calculating the Beginning Value and the Ending Value.

•	If a new one-year maintenance contract was entered into on December 31, 2012, expired on December 30, 2013 and was not renewed, the total amount owed under this contract would be included in the Beginning Value, but no amount owed under this contract would be included in the Ending Value.

•	If a new three-year maintenance contract was entered into on July 1, 2013 and the contract remained in effect on December 31, 2013, no amount owed under this contract would be included in the Beginning Value, but one third of the total amount owed under this contract would be included in the Ending Value.

Although Mr. Watts’ responsibilities were subsequently revised in April 2013 to focus more on the Company’s services business, his new responsibilities included continuing to support activities that were no longer within his direct responsibility, such as license sales. Accordingly, the Compensation Committee believed that his 2013 cash bonus plan remained appropriately designed for rewarding his performance in 2013 and left it unchanged.

Discretionary Cash Bonuses

The compensation of Messrs. Thede and Xiao in 2013 included discretionary cash bonus arrangements based on the CEO’s subjective evaluation of their individual performance in the context of general economic and industry conditions and Company performance. In evaluating the individual’s performance and determining the bonus amount, the CEO took into consideration the achievement of various strategic and financial objectives by each of these executive officers and the target bonus amount that was previously established. In setting target bonus amounts, the CEO considered his expectations for the business department headed by each executive officer and the executive officers’ potential for achieving the expectations. We believe that a discretionary cash bonus arrangement was an appropriate mechanism for rewarding and motivating Messrs. Thede and Xiao in 2013 because each of these executive officers was responsible for, among other things, strategic objectives that cannot always be measured by traditional financial metrics. These strategic objectives included managing and building department infrastructure, hiring key personnel to support our domestic and international operations, developing corporate policies, controls, and procedures, and with respect to Mr. Xiao, overseeing our efforts in product design and engineering.

Performance Incentive Plan

In March 2010, the Compensation Committee adopted the Performance Incentive Plan for employees of the Company and any entities in which the Company may, from time to time, own a direct or indirect controlling interest. Under the Performance Incentive Plan, two types of cash bonus awards may be granted to participants: (i) a fixed dollar amount determined at the time of grant and (ii) an amount calculated as a percentage of the Company’s core operating income with respect to a particular performance period (generally a fiscal year), in each case subject to reduction at the discretion of the administrator of the award for a specified amount of time following the applicable performance period. The Compensation Committee has the authority to grant and administer awards under the Performance Incentive Plan that we intend to qualify as performance-based compensation under Section 162(m) and to grant and administer awards to the CEO. The CEO has the authority to grant and administer other awards under the Performance Incentive Plan. At this time, the Compensation Committee believes that the stock options granted under the 2013 Equity Plan and our other cash bonus arrangements provide appropriate incentives to executive officers to increase stockholder value without further grants of awards under the Performance Incentive Plan.

To encourage retention of award recipients, payment of any bonus amount determined under the Performance Incentive Plan with respect to a given performance period generally will occur within 31 days after the third anniversary of the end of the fiscal year in which the performance period occurs, subject to the award recipient being continuously employed during such three-year period and other terms and conditions of the Performance Incentive Plan. The total amount paid under the Performance Incentive Plan to any individual award recipient may not exceed $1,500,000 in any fiscal year.

If an award recipient dies, becomes disabled, or retires in a circumstance that would constitute a qualifying retirement under the Performance Incentive Plan before the completion of the performance period of the award, the award recipient would be eligible to receive a pro rata portion of the bonus amount pertaining to the award based on the number of months of the award recipient’s employment with respect to such performance period (rounded down to the nearest whole month). If such an event occurs after the completion of the performance period of the award, but prior to the payment date of the award, the award recipient would be eligible to receive the full bonus amount pertaining to the award. In either case, payment of the bonus amount would occur on the applicable payment date of such award.

Bonus amounts may be reduced or recouped by us, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce a bonus amount payable to a recipient, in whole or in part, if we experience a financial restatement and a previously determined bonus amount payable under an award is greater than it would be if such amount were determined based on the restated financial statement.

In March 2010, the Compensation Committee, acting upon the recommendation of the CEO, granted awards under the Performance Incentive Plan with respect to 2010 to Messrs. Klein, Zolfaghari, Thede, Xiao, and Watts based on a percentage of the Company’s core operating income for 2010. The Compensation Committee made a subjective determination that an amount cumulatively representing approximately 2% of the Company’s core operating income for 2010 was an appropriate amount that would help motivate and retain these executive officers. Considering this cumulative amount, the Compensation Committee determined individual award amounts based on its subjective evaluation of the individual performance of each officer in the context of general economic and industry conditions and Company performance, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value. The individual award amounts are set forth in the Performance Incentive Plan Awards Table. Mr. Zolfaghari departed the Company in January 2011 before rejoining the Company in November 2012, and, accordingly, became ineligible to receive any amounts with respect to his award for 2010 under the Performance Incentive Plan.

In March 2011, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the Performance Incentive Plan awards with respect to 2010, granted to Messrs. Klein, Thede, Xiao, and Watts awards under the Performance Incentive Plan with respect to 2011. These awards provide for a bonus based on a percentage of the Company’s core operating income for 2011 and cumulatively represent approximately 2% of the Company’s core operating income for 2011. The individual award amounts are set forth in the Performance Incentive Plan Awards Table. Mr. Zolfaghari was not employed with the Company in March 2011, and, accordingly did not receive any awards for 2011 under the Performance Incentive Plan.

In March 2012, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the Performance Incentive Plan awards with respect to 2011, granted to Messrs. Klein, Thede, Xiao, and Watts awards under the Performance Incentive Plan with respect to 2012. These awards provide for a bonus based on a percentage of the Company’s core operating income for 2012, and cumulatively represent approximately 2% of the Company’s core operating income for 2012. The individual award amounts are set forth in the Performance Incentive Plan Awards Table. Mr. Zolfaghari was not employed with the Company in March 2012, and, accordingly did not receive any awards for 2012 under the Performance Incentive Plan.

In March 2013, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of the same set of factors considered by the Committee in determining the Performance Incentive Plan awards with respect to 2012, granted to Messrs. Klein, Zolfaghari, Thede, Xiao, and Watts awards under the Performance Incentive Plan with respect to 2013. These awards provide for a bonus based on a percentage of the Company’s core operating income for 2013, and cumulatively represent approximately 3% of the Company’s core operating income for 2013. The individual award amounts are set forth in the Performance Incentive Plan Awards Table.

The awards granted under the Performance Incentive Plan with respect to 2010 were earned in December 2013 and paid in January 2014 to executive officers who satisfied the terms and conditions of the Performance Incentive Plan. The continuous employment requirement applicable to the awards granted with respect to 2011 through 2013 has not yet been satisfied so these awards remain subject to that requirement and the other terms and conditions of the Performance Incentive Plan.

MicroStrategy Stock Options

In September 2013, the Board of Directors adopted the 2013 Equity Plan and authorized 600,000 shares of the Company’s class A common stock for issuance under the 2013 Equity Plan. The Board of Directors adopted the 2013 Equity Plan in order to enhance the Company’s ability to attract, retain, and motivate persons who are expected to make important contributions to the Company and to provide such persons with equity ownership opportunities and performance-based incentives that are intended to better align their long-term interests with those of the Company’s stockholders. In September 2013, the Compensation Committee granted stock option awards under the 2013 Equity Plan to Messrs. Klein, Zolfaghari, Thede, and Xiao with respect to, in the aggregate, 600,000 shares of the Company’s class A common stock. These stock option awards will be terminated if the 2013 Equity Plan is not approved by stockholders within 12 months of the date of grant of the award, and are not exercisable prior to such stockholder approval.

To encourage retention of award recipients, the stock options vest as to 25% of the original number of shares subject to the stock option on July 26, 2014, and as to an additional 25% on each anniversary thereafter until the options are vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable stock option agreement, provided that the stock options would automatically vest in full upon a change in control event (as defined in the applicable option agreement). The stock options are also subject to such other terms and conditions as are set forth in the 2013 Equity Plan and the applicable option agreement.

If the award recipient dies or becomes disabled before the final exercise date of an option, the option shall be exercisable within one year of the date of such death or disability; provided that such option shall be exercisable only to the extent that it was exercisable by the award recipient on the date of his or her death or disability and only until the final exercise date.

If the award recipient ceases to be eligible to receive award grants under the 2013 Equity Plan, including through termination of employment without cause, the award recipient’s right to exercise his option generally terminates three months after such cessation, provided that the option was exercisable on the date of such cessation. However, if the award recipient is terminated for cause, the award recipient’s right to exercise his option will terminate immediately upon such termination, and if the award recipient violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the award recipient and the Company, the award recipient’s right to exercise his option will terminate immediately upon such violation.

In granting stock options under the 2013 Equity Plan in September 2013, the Compensation Committee, acting upon recommendations of the CEO, made subjective evaluations of appropriate award amounts to help motivate and retain the applicable executive officers based on the significant changes in the executive officers’ job responsibilities following a management reorganization that occurred in October 2012 and in the context of general economic and industry conditions. These determinations took into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value.

Angel.com Stock Options

In certain years prior to 2013, we granted options to Messrs. Klein, Thede, and Xiao to purchase shares of the class A common stock in Angel.com Incorporated, which was a subsidiary of MicroStrategy at the time of such grants, because these executives devoted a portion of their time to the affairs of Angel.com. We sold Angel.com in March 2013 and, in connection with the sale, each outstanding option was terminated in exchange for a cash payment equal to the difference between the per share consideration payable in connection with the sale and the exercise price of the option.

Perquisites and Other Personal Benefits

In 2013, we provided executive officers with perquisites and other personal benefits that the Compensation Committee and the CEO believe are reasonable and consistent with our overall compensation program. We believe that the cost of these benefits to us is a reasonable use of our resources. These benefits are designed to:

•	allow our executive officers to participate in important Company meetings and other events for which the Company’s payment of the expenses of such executive officers and their guests may result in imputed compensation to such executive officers for tax purposes;

•	allow our executive officers to maintain appropriate levels of visibility and activity in business, professional and social circles that may benefit our business, as well as enjoying time with friends and family;

•	allow our executive officers (and in particular, our CEO) to make more productive and efficient use of their time for Company business and enhance their personal security, in particular during personal travel;

•	allow our executive officers (and in particular, our CEO) to be in communication with the Company and available to quickly respond to time-sensitive Company matters during personal travel in an environment that allows for confidential communications regarding Company business;

•	promote our executive officers’ health and well-being; and

•	enhance our ability to retain our executive officers.

For each executive officer who elected in 2013 to be a member of a private club located near our Company headquarters that offers dining services and hosts business, professional, and social community events, we paid the monthly dues associated with such membership.

The Company has a program pursuant to which it arranges for individual disability insurance policies to be provided to eligible executive officers as a supplement to the group disability insurance that is available to most Company employees and pays the premiums with respect to such supplemental policies. In 2013, Messrs. Saylor, Klein, Zolfaghari, Thede, Xiao, and Watts were each eligible to participate in this program.

The Company has a program pursuant to which it pays the cost of annual healthcare screenings for eligible executive officers. In 2013, Messrs. Klein, Zolfaghari, Thede, Xiao, and Watts were each eligible to participate in this program.

We own a Bombardier Global Express XRS aircraft. We refer to the Bombardier Global Express XRS, collectively with additional aircraft that the Company may lease or charter, as “Company Aircraft”. We permit personal use of Company Aircraft by Mr. Saylor and, to the extent approved by Mr. Saylor, other executive officers and employees of the Company, when the applicable Company Aircraft is not being used exclusively for business use. We have established various restrictions on the personal use of Company Aircraft, including the restriction that personal use by Mr. Saylor and any other director or employee of the Company may not exceed, in the aggregate, 200 flight hours in any fiscal year.

We allow executive officers to make personal use of tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships or similar facilities that we may acquire, which we refer to as the “Corporate Development Programs.”

From time to time, our Board of Directors may hold meetings and other related activities in various locations. We pay for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants and their guests.

We sponsor an annual trip and related events for sales and service personnel who have met specified performance criteria. We determined that participation by Messrs. Klein, Zolfaghari, Thede, Xiao, and Watts in these events in 2013 was important and beneficial to us as a means of strengthening their relationships with key sales and services personnel. Accordingly, we authorized Messrs. Klein, Zolfaghari, Thede, Xiao, and Watts, as well as their guests, to attend these events. We paid for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants and their guests. We have established a policy that the compensation imputed to Mr. Saylor as a result of this perquisite, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year. Mr. Saylor did not participate in these events in 2013.

The Company may also request that Company personnel participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company pays for the expenses of Company participants and their guests. No executive officers participated in any such events or activities in 2013.

From time to time, Company personnel, including Messrs. Saylor, Klein, Zolfaghari, Thede, Xiao, and Watts, are offered meals prepared by the Company’s in-house catering department, which we refer to as “Company Meals.”

The Company paid Mr. Zolfaghari’s reasonable expenses for travel between his home in California and the Company’s headquarters during 2013. The Company also paid Mr. Watts’ reasonable expenses for travel between his home in Kentucky and the Company’s headquarters during 2013. We refer to these expenses as “Commuting Expenses.”

The Company also paid the reasonable expenses, including airline flights, rental car service, parking, meals, temporary lodging, and professional moving services, related to Mr. Zolfaghari’s relocation from California to the Washington, D.C. metropolitan area during 2013. We refer to these expenses as “Relocation Expenses.”

In 2013, we also made available to Mr. Saylor, as CEO, perquisites that were not generally available to other executive officers:

•	We provided Company-owned vehicles and related driving services to Mr. Saylor. In addition to business use, we authorized Mr. Saylor to make personal use of the Company-owned vehicles and related driving services when such vehicles were not being used exclusively for business purposes.

•	We pay for the services of one or more drivers for vehicles other than Company-owned vehicles for Mr. Saylor’s personal use. We have established a policy that the aggregate compensation to Mr. Saylor and any other director or employee of the Company as a result of personal use of such alternative car services, excluding any associated tax gross-up payments, may not exceed $100,000 in any fiscal year. This $100,000 cap was implemented by the Compensation Committee in 2013 in lieu of a cap of $150,000 (including any associated tax gross-up payments) that was in effect with respect to 2012 after considering the level of use of the alternative car services in 2012 and certain prior years and the anticipated effect of recent increases in personal federal income tax rates on the amount of alternative car services available for use.

•	We subleased, at no rental cost, a standard office space at our current headquarters building to Aeromar Management Company, LLC, which is a company wholly owned by Mr. Saylor and through which Mr. Saylor conducts personal business activities.

•	We have agreed to pay for the cost of certain security services for Mr. Saylor rendered in January 2013 and the fourth quarter of 2013.

•	We paid the costs of tax advisory services rendered to Mr. Saylor by a tax advisory firm in connection with Mr. Saylor’s filing of foreign entity tax forms, which are required in connection with his status as a controlling stockholder of the Company.

•	We permit Mr. Saylor to make personal use of the Company’s in-house catering resources. We refer to such use, other than for Company Meals, as Non-Business Catering Use. We have established a policy that the compensation imputed to Mr. Saylor as a result of Non-Business Catering Use, excluding any associated tax gross-up payments, may not exceed $25,000 in any fiscal year. Mr. Saylor did not have any Non-Business Catering Use in 2013.

•	We may hold, host, or otherwise arrange events, outings, or other similar entertainment functions at which Mr. Saylor is permitted to entertain personal guests. We have established a policy that the aggregate incremental cost to us of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to Mr. Saylor, including any associated tax gross-up payments, may not exceed $75,000 in any fiscal year (the “Entertainment Events Cap”). There were no such entertainment activities in 2013.

To the extent that any of the arrangements described above (except Commuting Expenses and Relocation Expenses related to the second half of 2013 and payments for security services for Mr. Saylor rendered in the fourth quarter of 2013) result in compensation to an executive officer, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company with respect to the imputed compensation, subject to the Entertainment Events Cap as applicable.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the CEO and may adjust, add, or eliminate certain perquisites or benefits. Similarly, the CEO periodically reviews the levels of perquisites and other personal benefits provided to the other executive officers and may adjust, add, or eliminate certain perquisites or benefits.

Change-of-Control Agreement

Mr. Watts’ December 2007 offer letter to join the Company as Vice President, Worldwide Consulting & Education Services contains a change-of-control provision. This provision entitles Mr. Watts to receive $250,000 in the event that he suffers a material reduction in his responsibilities, duties, and compensation immediately following a change of control of the Company. This provision was included in Mr. Watts’ offer letter to induce him to join a controlled company in which the CEO could, without the approval of our Board of Directors or our other stockholders, transfer voting control of the Company to a third party.

Determining Compensation

We generally establish performance-based cash bonus arrangements and make determinations regarding adjustments to base salary and cash bonus targets in the first or second quarter of each year. Determinations regarding the actual payment of bonuses are generally made in the first quarter following the applicable performance period.

Base Salary

In 2013 and 2014, the Compensation Committee considered our CEO’s annual base salary and, taking into consideration all other material elements of Mr. Saylor’s compensation arrangements, determined to leave Mr. Saylor’s base salary of $875,000 unchanged.

In 2013, the CEO adjusted the annual base salaries of certain executive officers as indicated in the table below:

	2013 Salary Adjustments
	Previous Annual Base Salary ($)	Adjusted Annual Base Salary ($)	Effective Date
Jonathan F. Klein	682,500	800,000	April 1, 2013
Paul N. Zolfaghari	*	*	*
Douglas K. Thede	525,000	575,000	April 1, 2013
Peng Xiao	500,000	575,000	April 1, 2013
Bob Watts	420,000	500,000	April 1, 2013

*	Mr. Zolfaghari rejoined the Company in November 2012, and, accordingly, in 2013, the CEO determined to leave Mr. Zolfaghari’s base salary of $800,000 unchanged.

In making these determinations, the CEO made subjective determinations that the increases in base salary or amounts of base salary, as applicable, were appropriate, and in so doing considered the following general factors:

•	Company performance over the prior several quarters and motivation for continued growth in the future;

•	job responsibilities of each executive officer as we continue to expand our business worldwide, implement new product initiatives, and adjust our strategic plan for an evolving business environment;

•	our October 2012 reorganization of our management team and the corresponding changes in job responsibilities for each executive officer; and

•	the competitive market for talented managers with experience and expertise in the analytics and software technology fields.

The CEO considered each executive officer’s strengths and abilities in such executive’s respective fields, scope of responsibilities, employment and compensation history, and such officer’s future potential. Each position is unique, not only in function but also in terms of the market norms for compensation and the pool of potential executives that may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each executive and do not necessarily reflect any comparative judgments. With respect to each of the executive officers other than himself, the CEO also conducted a subjective assessment of the executive’s individual performance, as measured against various objectives as described above.

Cash Bonuses

Saylor Cash Bonus Formula

In March 2014, the Compensation Committee determined a bonus award to Mr. Saylor in the amount of $4,122,000 with respect to his performance during 2013 in accordance with the 2013 Saylor cash bonus formula. The 2013 Saylor cash bonus formula was based on the Company’s DEPS using graduated rates based on the Company’s achievement of specified levels of earnings, as was the case with Mr. Saylor’s cash bonus formulas beginning with 2009. Since the Company’s DEPS in 2013 was significantly higher than in 2012, the bonus paid to Mr. Saylor for 2013 was correspondingly significantly higher than the bonus paid to him for 2012, consistent with the design of the 2013 Saylor cash bonus formula and the Compensation Committee’s philosophy in establishing the 2013 Saylor cash bonus formula. The increase in DEPS in 2013 compared to the prior year was due primarily to two non-recurring items: (1) the Company’s sale of its Angel.com subsidiary, which resulted in a gain that contributed approximately $5.08 to 2013 DEPS, and (2) the reversal of approximately $14.7 million of tax accruals, which contributed approximately $1.30 to 2013 DEPS. The Compensation Committee determined that that it was appropriate for Mr. Saylor to be compensated for earnings resulting from these events even though they constitute non-recurring items because, in prior years, the Company’s investments in Angel.com and accrual of tax liabilities resulted in lower DEPS-based cash bonus awards to Mr. Saylor. In addition, the Compensation Committee determined that the gain from the sale of Angel.com was the result of years of effort in building the Angel.com business. Accordingly, the Compensation Committee did not exercise its discretion to award a bonus amount lower than the amount calculated using the 2013 Saylor cash bonus formula since the amount derived from the formula was consistent with the Compensation Committee’s assessment of Mr. Saylor’s strong overall performance, the Company’s revenue growth, the successful sale of Angel.com, and continued progress with respect to MicroStrategy Mobile™ and product development related to our MicroStrategy Loyalty Platform™ and MicroStrategy Identity Platform™.

In March 2014, the Compensation Committee established a formula for determining the eligible bonus amount with respect to Mr. Saylor’s performance for 2014 using the following graduated rates based on our achievement of specified levels of DEPS, up to a maximum potential bonus payment of $8 million, subject to the Compensation Committee’s discretion to award a bonus amount lower than the amount calculated using the formula:

•	$400,000 per dollar of DEPS for the first dollar of DEPS, plus

•	$500,000 per dollar of DEPS for the second dollar of DEPS, plus

•	$600,000 per dollar of DEPS for each dollar of DEPS over $2.00.

This formula is consistent with the bonus formula established for Mr. Saylor for 2013 and each year since 2009, except that the maximum potential bonus amount was increased in 2013 to $8,000,000.

President Cash Bonus Formulas

In March 2014, the Compensation Committee determined a bonus award to each of Messrs. Klein and Zolfaghari in the amount of $1,179,200 with respect to each executive’s performance during 2013 in accordance with his respective 2013 President cash bonus formula. Each of the 2013 President cash bonus formulas is based on a multiplier of the Company’s DEPS. The Compensation Committee did not exercise its discretion to award a bonus amount lower than the amount calculated using the 2013 President cash bonus formula since the amount derived from the formula was consistent with the Compensation Committee’s assessment of the Company’s strong overall performance, the Company’s revenue growth, the successful sale of Angel.com, and continued progress with respect to MicroStrategy Mobile and product development related to our MicroStrategy Loyalty Platform and MicroStrategy Identity Platform.

In March 2014, the Compensation Committee established bonus formulas with respect to the performance for 2014 of each of Messrs. Klein and Zolfaghari, which provides for an eligible bonus amount calculated by multiplying $160,000 by the Company’s DEPS for 2014, up to a maximum potential bonus amount of $6,500,000. The Compensation Committee has the discretion to award a bonus amount lower than the eligible bonus amount calculated using each formula. These formulas are consistent with the bonus formulas established for Messrs. Klein and Zolfaghari in 2013.

Watts Cash Bonus Plan

In March 2014, the Compensation Committee determined a bonus award to Mr. Watts in accordance with his cash bonus plan for 2013. Mr. Watts received an aggregate amount of $741,108 under this plan, which consisted of (i) $511,150, which was calculated by multiplying 0.50% by the amount by which Mr. Watts’ 2013 “field margin” (i.e., the Company’s gross profit for 2013 minus sales and marketing expenses for the Company’s core analytics business for 2013) exceeded $120,000,000; and (ii) $229,958, which constituted 0.75% of the increase in the annualized value of our maintenance contracts worldwide between the end of 2012 and the end of 2013. The bonus paid to Mr. Watts was consistent with the design of his 2013 cash bonus plan and the Compensation Committee’s philosophy in establishing such plan as discussed above, and accordingly, the

Compensation Committee did not exercise its discretion to award a bonus amount lower than the amount calculated using Mr. Watts’ 2013 cash bonus formula.

The portion of Mr. Watts’ aggregate bonus attributable to the increase in the annualized value of our maintenance contracts was determined by subtracting (i) $242,360,000, the annualized value of maintenance contracts in effect on December 31, 2012 from (ii) $273,021,000, the annualized value of maintenance contracts in effect on December 31, 2013, resulting in an increase in the annualized value of maintenance contracts of $30,661,000, and then multiplying this result by 0.75%, yielding a total bonus relating to the increase in the annualized value of maintenance contracts of $229,958.

Discretionary Cash Bonuses

The CEO used a subjective evaluation process, considering our overall performance and achievement of strategic objectives, as discussed earlier, in determining discretionary bonus awards for Messrs. Thede and Xiao for 2013. For example, the CEO considered that in 2013 we achieved growth in total revenues, enhanced our global capacity by adding talented employees to support our increased customer base and the increasing levels of sophistication in our customers’ analytics needs and applications, and made continued progress with respect to MicroStrategy Mobile and product development related to our MicroStrategy Loyalty Platform and MicroStrategy Identity Platform. The CEO also considered the contribution of each executive officer to our overall performance and achievement of strategic objectives, including the successful sale of Angel.com. As a result of this subjective evaluation process, in February 2014, the CEO determined a bonus award of $575,000 to each of Messrs. Thede and Xiao with respect to performance in 2013.

Performance Incentive Plan

In March 2013, the Compensation Committee, acting upon the recommendation of the CEO, and based on the Committee’s subjective evaluation of motivation and retention objectives and individual performance in the context of general economic and industry conditions and Company performance in 2012, taking into account the scope of the executive officer’s responsibilities, his employment and compensation history with the Company, overall compensation arrangements and long-term potential to enhance stockholder value, as discussed earlier, granted to Messrs. Klein, Zolfaghari, Thede, and Xiao awards under the Performance Incentive Plan with respect to 2013 based on a percentage of the Company’s core operating income for 2013, as set forth in the Performance Incentive Plan Awards Table. Each of these bonus awards is subject to the continuous employment requirement and other terms and conditions of the Performance Incentive Plan described above. At this time, the Compensation Committee believes that the stock options granted under the 2013 Equity Plan and our other cash bonus arrangements provide appropriate incentives to executive officers to increase stockholder value without further grants of awards under the Performance Incentive Plan.

MicroStrategy Stock Options

In September 2013, the Compensation Committee granted stock option awards under the 2013 Equity Plan to Messrs. Klein, Zolfaghari, Thede, and Xiao with respect to, in the aggregate, 600,000 shares of the Company’s class A common stock. These stock option awards will be terminated if the 2013 Equity Plan is not approved by stockholders within 12 months of the date of grant of the award, and are not exercisable prior to such stockholder approval.

In granting stock options under the 2013 Equity Plan, the Compensation Committee, acting upon recommendations of the CEO, made subjective evaluations of appropriate award amounts to help motivate and retain the applicable executive officers based on the significant changes in the executive officers’ job responsibilities following a management reorganization that occurred in October 2012 and in the context of general economic and industry conditions. These determinations took into account the scope of the executive officer’s responsibilities, his employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value.

Angel.com Stock Options

In certain years prior to 2013, we granted options to Messrs. Klein, Thede, and Xiao to purchase shares of the class A common stock of our Angel.com subsidiary because these executives devoted a portion of their time to the affairs of Angel.com. We sold Angel.com in March 2013 and, in connection with the sale, each outstanding option was terminated in exchange for a cash payment equal to the difference between the per share consideration payable in connection with the sale and the exercise price of the option.

Other Compensation Beginning in 2014

In addition to providing the same perquisites and personal benefits that we provided in 2013, the Company established in 2014 the following additional perquisite and personal benefit arrangements for our executive officers.

The Company has established a CEO security program, effective as of January 1, 2014, pursuant to which the Company may pay for various costs related to the provision of security to Mr. Saylor, provided that the total costs to the Company of such program, together with any associated tax gross-up payments to Mr. Saylor, do not exceed $950,000 in any given calendar year (the “CEO Security Program Cap”).

The Company reimbursed Mr. Saylor in 2014 for approximately $48,000 of expenses that he incurred and paid related to the provision of security services to him in the fourth quarter of 2013 (the “Q4 2013 Security Services Expenses”). The Company also reimbursed Mr. Saylor in 2014 for expenses that he incurred and paid related to the purchase of security equipment in the fourth quarter of 2013, which expenses were approximately $4,000.

The Company also reimbursed Mr. Saylor in 2014 for approximately $29,000 of expenses that he incurred and paid related to commuting in 2013.

To the extent that any of the arrangements described above (except payment of Mr. Saylor’s expenses for commuting in the second half of 2013 and payment of Mr. Saylor’s Q4 2013 Security Services Expenses) result in imputed compensation to Mr. Saylor, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) Mr. Saylor a “tax gross-up” in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that Mr. Saylor may incur as a result of the payment of taxes by the Company with respect to the imputed compensation, subject to the CEO Security Program Cap as applicable.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

By the Compensation Committee of the Board of Directors of MicroStrategy Incorporated.

Carl J. Rickertsen

Jarrod M. Patten

Executive Officer Compensation

The compensation information set forth below relates to compensation paid by us to our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2013 and Bob Watts, our Senior Executive Vice President, Worldwide Professional Services. In this section, we refer to all of these individuals collectively as our “executive officers”.

Summary Compensation Table

The table below sets forth certain information concerning the compensation of the executive officers for the fiscal years ended December 31, 2013, December 31, 2012, and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (1)	Total ($)
Michael J. Saylor	2013	875,000	—		—		4,122,000	(2)	1,833,310	6,830,310
Chairman of the Board and Chief Executive Officer	2012 2011	875,000 875,000	— —		— —		820,000 710,000	(3) (4)	1,515,816 1,552,340	3,210,816 3,137,340

Jonathan F. Klein	2013	770,625	—		8,406,000	(5)	1,543,518	(6)	39,853	10,759,996
President & Chief Legal Officer	2012	674,375	1,442,500	(7)	25,595	(8)	—		37,663	2,180,133
	2011	650,000	765,000	(9)	—		—		19,711	1,434,711

Paul N. Zolfaghari	2013	800,000	—		8,406,000	(5)	1,179,200	(10)	215,288	10,600,488

Douglas K. Thede	2013	562,500	575,000	(11)	4,203,000	(5)	231,804	(12)	53,124	5,625,428
Senior Executive Vice President & Chief Financial Officer	2012 2011	518,750 500,000	900,000 450,000	(13) (14)	25,595 —	(8)	— —		29,907 14,654	1,474,252 964,654

Peng Xiao	2013	556,250	575,000	(15)	4,203,000	(5)	182,131	(16)	33,420	5,549,801
Senior Executive Vice President & Chief Technology Officer	2012	493,750	840,000	(17)	— —		—		15,110	1,348,860

Bob Watts	2013	480,000	—		—		939,797	(18)	58,081	1,477,878
Senior Executive Vice President, Worldwide Professional Services	2012	415,000	300,000	(19)	—		578,573	(20)	34,991	1,328,564

(1)	All Other Compensation includes the value of perquisites and other personal benefits, employer 401(k) plan match, and group term life insurance premiums for the executive officer, as well as “gross-ups” and other amounts reimbursed to him for the fiscal year for the payment of taxes, but does not include perquisites and other personal benefits for the executive officer if the total value of all perquisites and other personal benefits for such executive officer in a given fiscal year was less than $10,000.

For purposes of the amounts reported in this column:

•	“Sublease” refers to the subleases of office space by the Company to Aeromar Management Company, LLC (“Aeromar”) and Alcantara LLC (“Alcantara”), each of which is wholly owned by Mr. Saylor;

•	“Company Vehicles” refers to the Company’s limousine, sedan, sports utility vehicle, and related driving services. The Company’s limousine was sold in May 2013;

•	“Alternative Car Services” refers to services of one or more drivers for vehicles other than a Company-owned vehicle;

•	“Company Aircraft” refers to: the Bombardier Global Express XRS aircraft owned by the Company (the “Global Express”), as well as “NetJets Aircraft”, which refers to (i) the fractional interest that the Company leased in a Gulfstream Aerospace 450 through a fractional interest program operated by NetJets International, Inc. (“NetJets”), which fractional interest included certain rights to use the Gulfstream Aerospace 450 as well as other aircraft operated by NetJets and expired on June 30, 2011; and (ii) the fractional interest that the Company leased in a Gulfstream IV-SP through a fractional interest program operated by NetJets, which fractional interest included certain rights to use the Gulfstream IV-SP as well as other aircraft operated by NetJets and was terminated effective September 20, 2012;

•	“Club Dues” refers to club dues paid by the Company on behalf of executive officers;

•	“Corporate Development Programs” refers to tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire;

•	“President’s Club” refers to an annual trip and related events for sales and service personnel who have met specified performance criteria;

•	“Meeting Activities” refers to Board of Directors meetings and other related activities in various locations for which the Company pays for the expenses of executive officers and their guests;

•	“Security Services” refers to the provision of security services for Mr. Saylor in December 2012, January 2013, and the fourth quarter of 2013;

•	“Supplemental Disability Insurance” refers to the premiums paid by the Company with respect to individual disability insurance policies provided to Messrs. Saylor, Klein, Zolfaghari, Thede, Xiao, and Watts as a supplement to the group disability insurance that is available to most Company employees;

•	“Executive Healthcare Screening Program” refers to a program pursuant to which the Company pays the cost of annual healthcare screenings for eligible executive officers;

•	“Tax Advisory Fees” refers to the Company’s payment of costs of tax advisory services rendered to Mr. Saylor by a tax advisory firm in connection with Mr. Saylor’s filing of foreign entity tax forms, which are required in connection with his status as a controlling stockholder of the Company;

•	“Company Meals” refers to meals prepared, from time to time, by the Company’s in-house catering department offered to Company personnel, including Messrs. Saylor, Klein, Zolfaghari, Thede, Xiao, and Watts;

•	“Commuting Expenses” refers to the Company’s payment of Mr. Zolfaghari’s reasonable expenses for travel between his home in California and the Company’s headquarters during 2013 and Mr. Watts’ reasonable expenses for travel between his home in Kentucky and the Company’s headquarters during 2013; and

•	“Relocation Expenses” refers to the Company’s payment of the reasonable expenses, including airline flights, rental car service, parking, meals, temporary lodging, and professional moving services, related to Mr. Zolfaghari’s relocation from California to the Washington, D.C. metropolitan area during 2013.

See “Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

With respect to each item of All Other Compensation, we have historically reported the higher of (i) aggregate incremental cost to the Company, or (ii) compensation imputed to the executive officer for tax purposes. However, to simplify the presentation in this proxy statement, we are reporting based solely on aggregate incremental cost to the Company for each item of All Other Compensation for the fiscal year ended December 31, 2013. The presentation of All Other Compensation information for the fiscal years ended December 31, 2011 and December 31, 2012 with respect to personal benefits for which the aggregate incremental cost to the Company was lower than the compensation imputed to the executive officer for tax purposes has been revised to conform to the same presentation used for the fiscal year ended December 31, 2013.

We generally calculate aggregate incremental cost to the Company by disregarding fixed costs that the Company has already incurred as a general matter but are necessary to provide the item, and aggregating only the variable costs that the Company incurs as a result of providing the item to the executive officer. We calculate aggregate incremental cost to the Company for the following perquisites that represented the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for a particular executive officer in 2013 as indicated below:

•	With respect to the aggregate incremental cost of Mr. Saylor’s personal use of Company Vehicles, we included in the aggregate incremental cost calculation the entire annual cost to the Company of the related driving services, regardless of the fact that such vehicles are generally available for Company business use when not being used by Mr. Saylor. With respect to Mr. Saylor’s personal use of the sedan and sports utility vehicle, we also treated the entire cost to the Company of the associated depreciation, insurance, property taxes, and, with respect to the sedan, satellite radio subscription as aggregate incremental cost. With respect to Mr. Saylor’s personal use of the limousine, we did not treat the associated depreciation, insurance, property taxes, and related costs as aggregate incremental cost because Mr. Saylor’s personal use of the limousine has constituted a small percentage of the overall use. We sold the limousine in May 2013.

•	With respect to Company Aircraft, we have determined that there is no aggregate incremental cost to the Company when personal guests of executive officers accompany executive officers on business flights. In determining the aggregate incremental cost of providing the Global Express for personal use when the purpose of the flight is personal in nature, we aggregated variable costs associated with the particular flight such as fuel costs, crew travel expenses, casual and temporary labor costs, aviation staff expenses, aircraft trip planning fees, handler and landing fees, and catering costs. In determining the aggregate incremental cost of providing the NetJets Aircraft for personal use when the purpose of the flight is personal in nature, we aggregated variable costs such as the occupied hourly charge assessed by NetJets per hour of use, as well as any other variable costs associated with the particular flight for which NetJets charged the Company, including fuel surcharges, excise taxes, landing fees, international flight crew and passenger fees, domestic flight segment fees, and catering costs.

•	With respect to the Commuting Expenses, we have determined that the aggregate incremental cost to the Company of providing this benefit is the cost of the expenses reimbursed by the Company to the applicable executive officer for travel other than on Company Aircraft, which is included as aggregate incremental cost in connection with that perquisite, and hotel and related expenses associated with the executive’s commute from his home to the Company’s headquarters.

•	With respect to the Relocation Expenses, we have determined that the aggregate incremental cost to the Company of providing this benefit is the cost of the expenses reimbursed by the Company to the applicable executive officer for airline flights, rental car service, parking, meals, temporary lodging, and professional moving services associated with the executive’s relocation.

The following table shows the amounts of individual perquisites, other personal benefits, and certain other compensation that are reported in the aggregate as “All Other Compensation” in the Summary Compensation Table.

		All Other Compensation Table
		Perquisites and Other Personal Benefits																Additional All Other Compensation
Name	Year	Sub- lease ($)	Company Vehicles ($)	Altern- ative Car Services ($)	Company Aircraft ($)	Club Dues ($)	Corporate Develo- pment Programs ($)	Presi- dent’s Club ($)	Meeting Activities ($)	Secur- ity Services ($)	Suppl- emental Disability Insurance ($)	Executive Healthcare Screening Program ($)	Tax Advisory Fees ($)	Com- pany Meals ($)	Comm- uting Expenses ($)	Reloc- ation Expenses ($)	Miscell- aneous ($) (a)	Employer 401K Plan Match ($)	Life Insur- ance ($)	Tax Reimb- ursement ($)	Total
Michael J. Saylor	2013	5,269	116,670	99,244	737,469	2,410	19,579	—	2,245	23,831	11,290	N/A	65,000	813	N/A	N/A	—	3,000	150	746,340	1,833,310
	2012	4,841	140,146	86,700	739,296	2,300	24,202	9,109	2,150	28,343	10,967	N/A	N/A	N/A	N/A	N/A	—	3,000	150	464,612	1,515,816
	2011	4,817	148,945	86,700	833,280	2,245	13,602	16,265	23,308	N/A	6,883	N/A	N/A	N/A	N/A	N/A	—	3,000	150	413,145	1,552,340

Jonathan F. Klein	2013	N/A	—	—	—	2,450	2,228	8,959	—	N/A	9,960	—	N/A	813	N/A	N/A	—	3,000	150	12,293	39,853
	2012	N/A	—	—	—	2,390	1,555	—	6,741	N/A	9,663	2,504	N/A	N/A	N/A	N/A	—	3,000	150	11,660	37,663
	2011	N/A	—	—	—	2,360	3,216	—	—	N/A	6,048	N/A	N/A	N/A	N/A	N/A	—	3,000	150	4,937	19,711

Paul N. Zolfaghari	2013	N/A	—	—	—	—	2,238	10,053	—	N/A	7,919	—	N/A	813	61,533	27,537	—	3,000	150	102,045	215,288

Douglas K. Thede	2013	N/A	—	—	—	—	1,577	8,630	6,235	N/A	9,099	—	N/A	813	N/A	N/A	—	3,000	150	23,620	53,124
	2012	N/A	—	—	—	—	196	—	7,581	N/A	8,825	2,450	N/A	N/A	N/A	N/A	—	3,000	150	7,705	29,907
	2011	N/A	—	—	—	2,330	1,431	—	—	N/A	5,519	N/A	N/A	N/A	N/A	N/A	113	3,000	150	2,111	14,654

Peng Xiao	2013	N/A	—	—	—	—	158	9,713	—	N/A	7,317	2,450	N/A	813	N/A	N/A	—	3,000	150	9,819	33,420
	2012	N/A	—	—	—	1,176	869	—	—	N/A	7,096	2,450	N/A	N/A	N/A	N/A	—	3,000	150	369	15,110

Bob Watts	2013	N/A	—	—	—	—	718	7,667	—	N/A	9,476	2,450	N/A	813	13,530	N/A	—	3,000	150	20,277	58,081
	2012	N/A	—	—	—	1,790	—	10,118	1,700	N/A	9,084	—	N/A	N/A	N/A	N/A	248	3,000	150	8,901	34,991

(a)	The amounts reported in this column reflect the aggregate incremental cost to the Company with respect to a commemorative souvenir that was given to Mr. Thede in connection with a Company transaction and a meal provided to Mr. Watts’ spouse in connection with a celebratory dinner.
(2)	Amount shown represents the bonus awarded to Mr. Saylor pursuant to his cash bonus formula for 2013.
(3)	Amount shown represents the bonus awarded to Mr. Saylor pursuant to his cash bonus formula for 2012.
(4)	Amount shown represents the bonus awarded to Mr. Saylor pursuant to his cash bonus formula for 2011.
(5)	Represents the grant date fair value of an option to purchase shares of class A common stock of MicroStrategy granted under the 2013 Equity Plan, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 12, “Share-based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2013, for the assumptions made in determining grant date fair value for this option. This amount reflects the grant date fair value for this option and is not intended to represent the value, if any, that has been or will be actually realized by the individual.
(6)	Of the amount shown, $1,179,200 represents the bonus awarded to Mr. Klein pursuant to his President cash bonus formula for 2013 and $364,318 represents Mr. Klein’s percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2010 fiscal year, which was earned in December 2013 and paid in January 2014.
(7)	Of the amount shown, $892,500 represents a discretionary cash bonus awarded to Mr. Klein with respect to 2012 and $550,000 represents Mr. Klein’s fixed-dollar bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which was earned and paid in December 2012.
(8)	Represents the aggregate grant date fair value in respect of options to purchase shares of class A common stock of Angel.com Incorporated (“Angel.com”), which, at the time of grant, was a subsidiary of the Company. These Angel.com stock options were granted in 2012 and the aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 9, “Share-Based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2012, for the assumptions made in determining the grant date fair value for those options. This amount reflects the aggregate grant date fair value for these options and is not intended to represent the value that was actually realized by the individual.
(9)	Amount shown represents a discretionary cash bonus awarded to Mr. Klein with respect to 2011.
(10)	Amount shown represents the bonus awarded to Mr. Zolfaghari pursuant to his President cash bonus formula for 2013.
(11)	Amount shown represents a discretionary cash bonus awarded to Mr. Thede with respect to 2013.

(12)	Amount shown represents Mr. Thede’s percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2010 fiscal year, which was earned in December 2013 and paid in January 2014.
(13)	Of the amount shown, $550,000 represents a discretionary cash bonus awarded to Mr. Thede with respect to 2012 and $350,000 represents Mr. Thede’s fixed-dollar bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which was earned and paid in December 2012.
(14)	Amount shown represents a discretionary cash bonus awarded to Mr. Thede with respect to 2011.
(15)	Amount shown represents a discretionary cash bonus awarded to Mr. Xiao with respect to 2013.
(16)	Amount shown represents Mr. Xiao’s percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2010 fiscal year, which was earned in December 2013 and paid in January 2014.
(17)	Of the amount shown, $565,000 represents a discretionary cash bonus awarded to Mr. Xiao with respect to 2012 and $275,000 represents Mr. Xiao’s fixed-dollar bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which was earned and paid in December 2012.
(18)	Of the amount shown, $741,108 represents the bonus awarded to Mr. Watts pursuant to his cash bonus plan for 2013 and $198,689 represents Mr. Watts’ percentage-based bonus award under the Company’s Performance Incentive Plan with respect to the 2010 fiscal year, which was earned in December 2013 and paid in January 2014.
(19)	Amount shown represents Mr. Watts’ fixed-dollar bonus award under the Company’s Performance Incentive Plan with respect to the 2009 fiscal year, which was earned and paid in December 2012.
(20)	Amount shown represents the aggregate cash bonus awarded to Mr. Watts pursuant to his cash bonus arrangements for 2012.

Grants of Plan-Based Awards for 2013

The following table sets forth certain information concerning grants of plan-based awards to the executive officers for the fiscal year ended December 31, 2013:

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					All Other Options Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Option Awards ($) (3)
	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Michael J. Saylor		(4)	820,000	(4)	8,000,000	(4)
Jonathan F. Klein		(5)	264,792	(5)	1,500,000	(5)
		(6)	294,400	(6)	6,500,000	(6)
	9/5/2013						200,000	92.84	8,406,000
Paul N. Zolfaghari		(5)	264,792	(5)	1,500,000	(5)
		(6)	294,400	(6)	6,500,000	(6)
	9/5/2013						200,000	92.84	8,406,000
Douglas K. Thede		(5)	218,453	(5)	1,500,000	(5)
	9/5/2013						100,000	92.84	4,203,000
Peng Xiao		(5)	218,453	(5)	1,500,000	(5)
	9/5/2013						100,000	92.84	4,203,000
Bob Watts		(5)	148,946	(5)	1,500,000	(5)
		(7)	640,847	(7)	6,500,000	(7)

(1)	Amounts shown relate to options to purchase shares of our class A common stock granted under the 2013 Equity Plan.
(2)

Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to $92.84, which was the closing sale price of our class A common stock as quoted on Nasdaq on September 5, 2013 (the “2013 Equity Plan Grant Date”), (iii) expires on September 5, 2023, the tenth anniversary of the 2013 Equity Plan Grant Date, (iv) vests as to 25% of the original number of shares subject to the stock option on July 26, 2014, and as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable stock option agreement, (v) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement), (vi) was granted subject to stockholder approval of the 2013 Equity Plan, is not exercisable prior to such stockholder approval and will be terminated if such stockholder approval is not obtained within 12 months of the 2013 Equity Plan Grant Date, and (vii) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.
(3)	Amounts calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 12, “Share-based Compensation,” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2013, for the assumptions made in determining grant date fair values. These amounts reflect the grant date fair values for these options and are not intended to represent the value, if any, that has been or will be actually realized by the individual.
(4)	The Compensation Committee established the 2013 Saylor cash bonus formula based on a performance goal relating to the Company’s diluted earnings per share for fiscal year 2013, as discussed in “Compensation Discussion and Analysis.” The maximum bonus amount that could be awarded pursuant to this formula was $8,000,000. There were no threshold or target bonus amounts under the 2013 Saylor cash bonus formula. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Saylor would have been eligible if the Company’s diluted earnings per share for fiscal year 2013 had been the same as the Company’s diluted earnings per share for fiscal year 2012. On March 3, 2014, the Compensation Committee awarded a bonus to Mr. Saylor in the amount of $4,122,000 (as set forth in the Summary Compensation Table above) with respect to his performance during fiscal year 2013 pursuant to the 2013 Saylor cash bonus formula. The bonus award was paid to Mr. Saylor in March 2014.
(5)	Item relates to an award granted by the Compensation Committee under the Company’s Performance Incentive Plan, pursuant to which the executive officer was eligible to receive a bonus amount based on a percentage of the Company’s Core Operating Income (income from operations before financing and other income and income taxes of the Company’s consolidated analytics business as shown in our Consolidated Statements of Operations) for fiscal year 2013. The total amount paid under the Performance Incentive Plan to any individual participant may not exceed $1,500,000 in any fiscal year. There were no threshold or target bonus amounts with respect to these 2013 Performance Incentive Plan awards. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the bonus for which the executive officer would have been eligible if the Company’s Core Operating Income for fiscal year 2013 had been the same as the Company’s Core Operating Income for fiscal year 2012. On March 3, 2014, the Compensation Committee determined that Messrs. Klein, Zolfaghari, Thede, Xiao, and Watts were eligible to be paid bonuses with respect to such awards in the amounts of $155,520, $155,520, $128,304, $128,304, and $87,480, respectively. Payment of such amounts will generally occur within 31 days after December 31, 2016, subject to the award recipient being continuously employed through December 31, 2016 and the other terms and conditions of the Performance Incentive Plan. The bonus amount payable to an award recipient may be reduced or recouped by the Company, in whole or in part, in the event the award administrator determines that the award recipient has engaged in fraud or misconduct. The award administrator may also reduce, in whole or in part, the bonus amount if the Company experiences a financial restatement and the bonus amount previously determined is greater than it would be if such amount were determined based on the restated financial statement.
(6)

The Compensation Committee established the 2013 President cash bonus formulas for each of Messrs. Klein and Zolfaghari based on a performance goal relating to the Company’s diluted earnings per share for fiscal year 2013, as discussed in “Compensation Discussion and Analysis.” The maximum bonus amount that could be awarded to each of Messrs. Klein and Zolfaghari pursuant to these formulas was $6,500,000. There were no threshold or target bonus amounts under the 2013 President cash bonus formulas. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which each of Messrs. Klein and Zolfaghari would have been eligible if the Company’s diluted earnings per share for fiscal year 2013 had been the same as the Company’s diluted earnings per share for fiscal year 2012. On March 3, 2014, the Compensation Committee awarded a bonus to each of Messrs. Klein and Zolfaghari in the amount of $1,179,200 (as set forth in the Summary Compensation Table above) with respect to their respective performance during fiscal year 2013 pursuant to their respective 2013 President cash bonus formulas. The bonus awards were paid to Messrs. Klein and Zolfaghari in March 2014.
(7)	The Compensation Committee established a cash bonus plan for Mr. Watts for 2013 based on specific, pre-established financial metrics, as discussed in “Compensation Discussion and Analysis.” The maximum aggregate bonus amount that could be awarded pursuant to this plan was $6,500,000. There was no threshold or target bonus amount under Mr. Watts’ cash bonus plan for 2013. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Watts would have been eligible if the Company’s gross profit minus the Company’s sales and marketing expenses for our analytics business (Mr. Watts’ “field margin”), and the growth in the annualized value of the Company’s worldwide maintenance contracts for fiscal year 2013 had been the same as Mr. Watts’ field margin and the growth in the annualized value of the Company’s worldwide maintenance contracts for fiscal year 2012, respectively. On March 3, 2014, the Compensation Committee awarded a bonus to Mr. Watts in the amount of $741,108 (as set forth in the Summary Compensation Table above) with respect to his performance during fiscal year 2013 pursuant to his cash bonus plan. This amount consisted of (i) $511,150, which was calculated by multiplying 0.50% by the amount by which Mr. Watts’ 2013 field margin exceeded $120,000,000; and (ii) $229,958, which constituted 0.75% of the increase in the annualized value of our maintenance contracts worldwide between the end of 2012 and the end of 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information concerning unexercised options outstanding as of December 31, 2013 for each of the executive officers. All option awards were with respect to our class A common stock and were granted under the 2013 Equity Plan.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price per Share ($)	Option Expiration Date

Michael J. Saylor	—	—		—	—
Jonathan F. Klein	—	200,000	(1)	92.84	9/5/2023
Paul N. Zolfaghari	—	200,000	(1)	92.84	9/5/2023
Douglas K. Thede	—	100,000	(1)	92.84	9/5/2023
Peng Xiao	—	100,000	(1)	92.84	9/5/2023
Bob Watts	—	—		—	—

(1)	Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to $92.84, which was the closing sale price of our class A common stock as quoted on Nasdaq on the 2013 Equity Plan Grant Date, (iii) expires on September 5, 2023, the tenth anniversary of the 2013 Equity Plan Grant Date, (iv) vests as to 25% of the original number of shares subject to the stock option on July 26, 2014, and as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable stock option agreement, (v) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement), (vi) was granted subject to stockholder approval of the 2013 Equity Plan, is not exercisable prior to such stockholder approval and will be terminated if such stockholder approval is not obtained within 12 months of the 2013 Equity Plan Grant Date, and (vii) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.

Option Exercises in 2013

The following table sets forth information concerning the number of shares acquired and the value realized on exercise or transfer for value of stock options during the fiscal year ended December 31, 2013 by each of the executive officers. In connection with the sale of Angel.com in the first quarter of 2013, the Angel.com stock incentive plan was terminated and all outstanding options thereunder were terminated in exchange for cash payments. Accordingly, the amounts shown under “Value Realized on Exercise” in the table below represent cash payments made in exchange for termination of stock options with respect to the class A common stock of Angel.com.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Michael J. Saylor	—	—
Jonathan F. Klein	—	449,101	(2)
Paul N. Zolfaghari	—	—
Douglas K. Thede	—	328,371	(3)
Peng Xiao	—	241,461	(4)
Bob Watts	—	—

(1)	Amounts in this column represent, for each executive officer, the difference between (i) the aggregate exercise price of options to acquire shares of the class A common stock of Angel.com held by the executive officer and (ii) the product of the number of shares of class A common stock of Angel.com underlying the options held by the executive officer and the per share purchase price of the class A common stock of Angel.com pursuant to the stock purchase and sale agreement governing the sale of Angel.com between the Company and Genesys Telecommunications Laboratories, Inc. The per share purchase price of the class A common stock of Angel.com was based on a fully-diluted value of Angel.com and those shares of the class A common stock of Angel.com that would be outstanding if all options were vested and exercised and all option holders paid the exercise prices for their options.
(2)	Represents a cash payment in exchange for termination of stock options representing the unvested right to purchase (i) 82,500 shares of class A common stock of Angel.com at an exercise price of $1.80, (ii) 12,500 shares of class A common stock of Angel.com at an exercise price of $2.54, and (iii) 12,000 shares of class A common stock of Angel.com at an exercise price of $2.75.
(3)	Represents a cash payment in exchange for termination of stock options representing the unvested right to purchase (i) 55,000 shares of class A common stock of Angel.com at an exercise price of $1.80, (ii) 12,500 shares of class A common stock of Angel.com at an exercise price of $2.54, and (iii) 12,000 shares of class A common stock of Angel.com at an exercise price of $2.75.
(4)	Represents a cash payment in exchange for termination of a stock option representing the unvested right to purchase 55,000 shares of class A common stock of Angel.com at an exercise price of $1.80.

Potential Payments Upon Termination or Change-in-Control

The options to purchase shares of our class A common stock granted under the 2013 Equity Plan to Messrs. Klein, Zolfaghari, Thede, and Xiao provide for automatic vesting in full upon a change in control event (as defined in the applicable option agreement). Assuming stockholder approval of the 2013 Equity Plan, if such a change of control event had occurred on December 31, 2013, the vesting of the options held by Messrs. Klein, Zolfaghari, Thede, and Xiao would have been accelerated with respect to 200,000 shares, 200,000 shares, 100,000 shares, and 100,000 shares, respectively, representing benefits of $6,280,000, $6,280,000, $3,140,000, and $3,140,000, respectively, based on the difference between $92.84, the exercise price per share of the options, and $124.24, the closing price of our class A common stock on Nasdaq on December 31, 2013.

In addition, Mr. Watts’ December 2007 offer letter to join the Company as Vice President, Worldwide Consulting & Education Services contains a change-of-control provision. This provision entitles Mr. Watts to receive $250,000 in the event that he suffers a material reduction in his responsibilities, duties, and compensation immediately following a change of control of the Company.

Director Compensation

Each non-employee or “outside” director receives a fee of $25,000 for each quarterly meeting of the Board of Directors that the outside director attends in person. An outside director may be paid this fee for attending a quarterly board meeting via telephonic conference call if the outside director has good reason for the outside director’s failure to attend such meeting in person as determined by the Chairman of the Board of Directors, but such payment is limited to one occurrence in any given fiscal year. Each outside director who is a member of the Audit Committee also receives a fee of $10,000 (or $12,500 in the case of the Chairman of the Audit Committee) for each quarterly meeting of such committee that the outside director attends in person. Each outside director who is a member of the Compensation Committee also receives a fee of $5,000 (or $7,500 in the case of the Chairman of the Compensation Committee), which is paid quarterly, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the outside director must have served on the Compensation Committee on the last day of such fiscal quarter. Each outside director may also receive up to an additional $12,000 of fees in the aggregate in any fiscal quarter for additional services delegated by the Board of Directors to such outside director in the outside director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board of Directors, or any other committees of the Board of Directors, provided that any such fee paid with respect to a particular service must be approved by the Board of Directors following the completion of such service by the outside director.

From time to time, the Board of Directors may hold meetings and other related activities in various locations for which the Company pays for the expenses of outside directors and their guests (“Meeting Activities”). In addition, we may hold, host, or otherwise arrange parties, outings, or other similar entertainment events for which the Company pays for the expenses of outside directors and their guests (“Entertainment Events”). We may also request that outside directors participate in conferences, symposia, and other similar events or activities relating to our business for which the Company pays the expenses of outside directors and their guests (“Company-Sponsored Activities” and, collectively with Meeting Activities and Entertainment Events, “MicroStrategy Activities”). Any employee director is also eligible to participate in MicroStrategy Activities.

We are also authorized to make available, from time to time, for personal use by outside directors, our executive officers, and other employees of the Company and its subsidiaries: tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that we may acquire (“Corporate Development Programs”); Company-owned vehicles and related driving services (“Company Vehicles”); the services of one or more drivers for vehicles other than Company-owned vehicles (“Alternative Car Services”); and “Company Aircraft” which includes the Company’s Global Express aircraft, as well as (i) any aircraft in which we have leased a fractional interest (the “Fractional Aircraft”) and which is managed by NetJets International, Inc. or any of its affiliates (collectively, “NetJets”), together with all other aircraft managed or provided by NetJets to the extent that we use such other aircraft in connection with our lease of the Fractional Aircraft, and (ii) such other aircraft (A) that we may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which we may participate by leasing a fractional interest, and (B) that has been designated by the Company to be “Company Aircraft” under our aircraft use policy. Outside directors may make personal use of Company Aircraft provided that (i) all outside directors are invited by the Company to travel on the applicable flight and (ii) such personal use is in connection with the outside director’s participation in one or more (A) Meeting Activities, (B) Entertainment Events to which all outside directors have been invited, or (C) Company-Sponsored Activities. In addition, outside directors may make personal use of Company Aircraft on a “ride-along” basis for up to four flight segments per year.

To the extent that any of the arrangements described above, other than fee compensation, result in imputed compensation to an outside director, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such outside director a “tax gross-up” in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that the outside director may incur as a result of the payment of taxes by us with respect to the imputed compensation, subject to the aggregate amount limitations described above in “Compensation Discussion and Analysis”, if applicable.

The following table sets forth information concerning the compensation of each of our non-employee directors for the fiscal year ended December 31, 2013. For more information regarding the compensation of our employee director, Mr. Saylor, please see “Executive Officer Compensation” above.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (1)	Total ($)
Matthew W. Calkins	140,000	—	140,000
Robert H. Epstein	100,000	23,631	123,631
David W. LaRue	150,000	1,843	151,843
Jarrod M. Patten	160,000	9,900	169,900
Carl J. Rickertsen	130,000	9,826	139,826
Thomas P. Spahr	100,000	3,114	103,114

(1)	All Other Compensation includes the value of perquisites and other personal benefits for the director, as well as “gross-ups” and other amounts reimbursed during the fiscal year for the payment of taxes, but does not include perquisites and other personal benefits for the director if the total value of all perquisites and other personal benefits for such director in a given fiscal year was less than $10,000. For the fiscal year ended December 31, 2013, the total value of all perquisites and other personal benefits for each director was less than $10,000, and accordingly, the figures shown in this column represent only amounts reimbursed to the applicable director for the fiscal year for the payment of taxes.

The following table sets forth information concerning the compensation for the fiscal year ended December 31, 2013 of Mr. Bansal, our former Vice Chairman of the Board of Directors and Executive Vice President. During the fiscal year ended December 31, 2013, Mr. Bansal served as an employee director and an employee of the Company from January 1, 2013 until November 15, 2013 and thereafter served as a non-employee director until November 29, 2013.

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($) (2)	Total ($)
Sanju K. Bansal	—	559,544	559,544

(1)	Mr. Bansal’s employment with the Company ended on November 15, 2013, and Mr. Bansal ceased serving as a director effective as of November 29, 2013. Between November 15, 2013 and November 29, 2013, our Board of Directors did not hold any meetings. Accordingly, Mr. Bansal did not receive any fees as a non-employee director.
(2)	All Other Compensation includes Mr. Bansal’s salary through November 15, 2013 and the value of perquisites and other personal benefits for Mr. Bansal, as well as “gross-ups” and other amounts reimbursed during the fiscal year for the payment of taxes. The amount shown for Mr. Bansal includes (i) $459,375, which represents Mr. Bansal’s salary paid during 2013; (ii) $70,673, which represents the value of Mr. Bansal’s accrued vacation at the time that his employment with the Company ended, which amount was paid to Mr. Bansal following his departure; (iii) $2,464, which represents the aggregate incremental cost of Mr. Bansal’s participation in Meeting Activities; (iv) $2,551, which represents the aggregate incremental cost of Mr. Bansal’s participation in Corporate Development Programs; (v) $9,439, which represents the aggregate incremental cost of the supplemental disability insurance provided to Mr. Bansal; (vi) $745, which represents the aggregate incremental cost of Mr. Bansal’s participation in Company Meals; (vii) $3,000, which represents the aggregate incremental cost of our employer 401(k) plan match for Mr. Bansal; (viii) $150, which represents the group term life insurance premiums paid for Mr. Bansal; and (ix) a cash payment of $11,147 for reimbursement of taxes incurred in connection with Mr. Bansal’s participation in Meeting Activities, Corporate Development Programs, Company Meals, and personal use of Company Aircraft. Mr. Bansal’s personal use of Company Aircraft in 2013 resulted in no aggregate incremental cost to the Company.

Other Compensation Beginning in 2014

In addition to providing the same perquisites and personal benefits that we provided in 2013, the Company will also make available to non-employee directors in 2014 certain medical insurance plan benefits that the Company offers to its U.S. employees.

To the extent that the arrangement above results in imputed compensation to an outside director, we will pay to (or withhold and pay to the appropriate taxing authority on behalf of) such outside director a “tax gross-up” in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangement plus (ii) federal and state income and payroll taxes on the taxes that the outside director may incur as a result of the payment of taxes by us with respect to the imputed compensation.

Equity Compensation Plan Information

The following table provides information about the class A common stock of the Company authorized for issuance under our equity compensation plans as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by stockholders	—	—	—
Equity compensation plans not approved by stockholders (1)	600,000	92.84	—

Total	600,000	92.84	—

(1)	Relates to our 2013 Equity Plan, which is subject to stockholder approval.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors acts under a written charter most recently amended and restated on April 25, 2013. Each member of the Audit Committee meets the Nasdaq Marketplace Rules definition of “independent” for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Securities Exchange Act.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2013 and discussed these financial statements with the Company’s management. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following, among other things:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	changes in the Company’s accounting practices, principles, controls, or methodologies;

•	management’s selection, application, and disclosure of critical accounting policies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial, and auditing personnel.

Grant Thornton LLP was the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012. In 2013, the Audit Committee appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013. Through periodic meetings during the fiscal year ended December 31, 2013 and the first quarter of 2014, the Audit Committee discussed the following significant items with management and KPMG with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2013:

•	significant revenue contracts;

•	significant and complex transactions;

•	significant accounting and reporting issues and policies;

•	quarterly business results and financial statements; and

•	legal claims and other loss contingencies.

During the fiscal year ended December 31, 2013 and the first quarter of 2014, the Audit Committee performed the following, among other, functions:

•	selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013;

•	monitored the annual independent audit by KPMG for the fiscal year ended December 31, 2013;

•	pre-approved all audit and permitted non-audit services that were provided to the Company by KPMG for the fiscal year ended December 31, 2013;

•	reviewed the Company’s risk assessment and management procedures, including the Company’s enterprise risk management policies, practices, and procedures;

•	oversaw the Company’s internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	reviewed and considered whether to approve any related party transactions with any director or executive officer of the Company and any related person transactions pursuant to the Company’s Related Person Transactions Policy; and

•	reviewed quarterly reports as required by the Company’s Board of Directors regarding significant revenue contracts requiring advance approval from the Audit Committee, litigation and regulatory matters, and the status of internal controls and procedures.

During the fiscal year ended December 31, 2013, the Audit Committee also met in separate sessions with KPMG, the Company’s Chief Executive Officer, the Chief Financial Officer, the Senior Vice President, Risk Management, and the Vice President, Finance & Worldwide Controller.

Management represented to the Audit Committee that the Company’s financial statements relating to the fiscal year ended December 31, 2013 had been prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also reviewed and discussed with KPMG the audited financial statements and the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

KPMG also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence. The Audit Committee discussed with KPMG its independence from the Company.

Based on its discussions with management and KPMG, as well as its review of the representations and information provided by management and KPMG, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

By the Audit Committee of the Board of Directors of MicroStrategy Incorporated.

David W. LaRue

Matthew W. Calkins

Jarrod M. Patten

PROPOSAL 2

TO APPROVE THE MICROSTRATEGY INCORPORATED 2013 STOCK INCENTIVE PLAN

Introduction

We are asking stockholders to approve the Company’s 2013 Stock Incentive Plan. On September 4, 2013, the Board of Directors of the Company adopted the 2013 Equity Plan and authorized 600,000 shares of the Company’s class A common stock for issuance under the 2013 Equity Plan. The Board of Directors authorized the 2013 Equity Plan in order to enhance the Company’s ability to attract, retain, and motivate persons who are expected to make important contributions to the Company and to provide such persons with equity ownership opportunities and performance-based incentives that are intended to further align their long-term interests with those of the Company’s stockholders.

New Plan Benefits

On September 5, 2013, the Compensation Committee granted non-statutory stock options to purchase an aggregate of 600,000 shares of the Company’s class A common stock under the 2013 Equity Plan, subject to stockholder approval of the plan, to four of our executive officers. Following these grants by the Compensation Committee, there are currently no additional shares authorized for issuance under the 2013 Equity Plan. The table below sets forth certain information regarding the awards granted under the 2013 Equity Plan:

MicroStrategy Incorporated 2013 Stock Incentive Plan

Name and Position	Number of Shares Subject to Option Grant (#)	Dollar Value Of Option Grant ($) (1)
Michael J. Saylor	—	—
Jonathan F. Klein	200,000	8,406,000
Paul N. Zolfaghari	200,000	8,406,000
Douglas K. Thede	100,000	4,203,000
Peng Xiao	100,000	4,203,000
Executive officers as a group (6 persons)	600,000	25,218,000
Non-executive directors as a group (6 persons)	—	—
Non-executive officer employees as a group	—	—

(1)	Based on the weighted average grant date fair value of stock option awards of $42.03 for each share subject to a stock option granted during the year ended December 31, 2013, which was calculated using the Black-Scholes option pricing model. A discussion of the assumptions used in calculating the Black-Scholes values may be found in “Note 12—Share-based Compensation” of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 in accordance with FASB ASC 718.

The Company and each of the four executive officers who received stock options under the 2013 Equity Plan entered into option agreements with respect to these non-statutory stock options. Each option (i) has an exercise price per share equal to $92.84, which was the closing sale price of the Company’s class A common stock as quoted on Nasdaq on September 5, 2013, the date of grant, (ii) expires on September 5, 2023, (iii) vests as to 25% of the original number of shares subject to the stock option on July 26, 2014, and as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable stock option agreement, (iv) provides for automatic vesting in full upon a change in control event (as defined in the applicable option agreement), (v) was granted subject to stockholder approval of the 2013 Equity Plan, is not exercisable prior to such stockholder approval and will be terminated if such stockholder approval is not obtained within 12 months of the date of grant, and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan. The options are intended to constitute “performance-based” compensation that is exempt from the deduction limitations of Section 162(m).

On March 19, 2014, the closing sale price on the Nasdaq of the Company’s class A common stock was $127.22 per share.

Description of the 2013 Stock Incentive Plan

The following is a brief summary of the 2013 Equity Plan. The following summary is qualified in its entirety by reference to the full text of the 2013 Equity Plan, a copy of which has been included as Appendix 1 to this proxy statement.

Types of Awards

The 2013 Equity Plan provides for the grant of incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards (collectively, “Awards”) as more fully described below.

Incentive Stock Options and Non-statutory Stock Options

Option holders receive the right to purchase a specified number of shares of class A common stock at a specified exercise price and subject to such other terms and conditions as are specified in connection with the option grant. Options shall be granted at an exercise price not less than 100% of the fair market value of the class A common stock on the date of grant. The 2013 Equity Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check, or in connection with a “cashless exercise” through a broker, (ii) surrender to the Company of shares of class A common stock, or (iii) any other lawful means.

Restricted Stock and Restricted Stock Units

Restricted stock or restricted stock unit holders receive the right to acquire shares of class A common stock, or in the case of restricted stock units, cash at the time such Award vests, subject to such restrictions, conditions and other terms as the Board of Directors may determine, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Under the 2013 Equity Plan, holders of restricted stock units shall have no voting rights with respect to such Awards. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of restricted stock shall be paid to the holder only if such shares become free from the restrictions on transferability and forfeitability that apply to such shares. The Award agreement for restricted stock units may provide holders with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of class A common stock, and such dividend equivalents may be subject to the same restrictions on transfer and forfeitability as the restricted stock units to the extent provided in the restricted stock unit Award agreement.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) holders receive the right to acquire the number of shares of class A common stock determined by reference to appreciation from and after the date of grant, in the fair market value of a share of class A common stock over a predetermined measurement price. SARs shall be granted at a measurement price not less than 100% of the fair market value of the class A common stock on the date of grant. The Company may not satisfy its obligation upon exercise of SARs in cash, among other actions, without the approval of the Company’s stockholders.

Other Stock-Based Awards

Other Awards with respect to shares of class A common stock under the 2013 Equity Plan may be paid in shares of class A common stock or cash, as the Board of Directors shall determine. The Board of Directors shall also determine the applicable terms and conditions of such Award.

Transferability of Awards

Except as the Board of Directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided that a participant may transfer Awards to (i) one or more of the following members of the participant’s family: spouse, former spouse, domestic partner sharing the participant’s household, child (whether natural or adopted), stepchild, or grandchild; (ii) a trust in which the participant and/or one or more of the above-referenced family members of the participant have more than fifty percent of the beneficial interest; (iii) a foundation in which the participant and/or one or more of the above-referenced family members of the participant control the management of assets; or (iv) any other transferee specifically approved by the Board of Directors. During the life of the participant, Awards are exercisable only by the participant or a permitted transferee.

Eligibility to Receive Awards

Employees, officers, directors, consultants, and advisors of the Company and its subsidiaries may be granted Awards under the 2013 Equity Plan.

Administration

The 2013 Equity Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2013 Equity Plan and to interpret the provisions of the 2013 Equity Plan. Pursuant to the terms of the 2013 Equity Plan, the Board of Directors may delegate authority under the 2013 Equity Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 2013 Equity Plan, including the granting of options to executive officers and directors but excluding the right to amend the 2013 Equity Plan.

Acceleration

The Board of Directors may, at any time, provide that any Award becomes immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part.

Limitation on Repricing

Unless approved by our stockholders and except for permissible adjustments such as stock splits or reorganization events, the Company may not (1) amend any outstanding option or SAR granted under the 2013 Equity Plan to provide an exercise or measurement price that is lower than the then-current exercise or measurement price of such option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2013 Equity Plan) and grant in substitution for that option or SAR any new awards under the 2013 Equity Plan (other than substitute awards granted in connection with a merger with another entity or acquisition of the property or stock of an entity) covering the same or a different number of shares and having an exercise or measurement price lower than the then-current exercise or measurement price of the canceled option or SAR, (3) cancel in exchange for a cash payment an option or SAR with an exercise or measurement price above the then-current fair market value of the shares, or (4) take any other action under the 2013 Equity Plan that constitutes a repricing under the rules of Nasdaq.

Amendment or Termination

The Board of Directors determines the effect on an Award of a holder’s disability, death, termination or other cessation of employment, authorized leave of absence, or other change in employment status. No Awards may be granted under the 2013 Equity Plan after the expiration of 10 years from the 2013 Equity Plan’s effective date, but Awards previously granted may extend beyond that date. In addition, no option or SAR may be granted with a term in excess of 10 years. The Board of Directors may at any time amend, suspend or terminate the 2013 Equity Plan, except that no Award designated as subject to Section 162(m) by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by the Company’s stockholders in the manner required by Section 162(m) and no amendment that would require stockholder approval under the rules of Nasdaq may be made effective until our stockholders approve such amendment.

Equity Compensation Plan Information

For more information on our equity compensation plans, please see “Equity Compensation Plan Information” above.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2013 Equity Plan and with respect to the sale of shares of class A common stock acquired under the 2013 Equity Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to the laws could alter the tax consequences described below.

Incentive Stock Options

In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or a 50% or more-owned corporate subsidiary at all times beginning with the date of grant and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of class A common stock acquired through the exercise of the option (“ISO Stock”). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for more than two years from the date of grant and one year from the exercise date of the option, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

If the participant sells ISO Stock for more than the exercise price prior to having owned it for more than two years from the date of grant and one year from the exercise date (a “Disqualifying Disposition”), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

Non-statutory Stock Options

As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the class A common stock acquired through the exercise of the option (“NSO Stock”) on the exercise date over the exercise price.

With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant’s tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

Restricted Stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Compensation Committee or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of class A common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Other Stock-Based Awards

The tax consequences associated with any other stock-based Award granted under the 2013 Equity Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to the Company

There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m).

Certain Interests of Executive Officers and Directors

In considering the recommendation of the Board of Directors with respect to the 2013 Equity Plan, stockholders should be aware that our executive officers and members of the Board of Directors are eligible to receive awards under the 2013 Equity Plan and, accordingly, may from time to time have interests that present them with conflicts of interest in connection with this proposal to approve the 2013 Equity Plan. Specifically, four of our executive officers (Messrs. Klein, Zolfaghari, Thede, and Xiao) have been granted stock options to purchase an aggregate of 600,000 shares, subject to stockholder approval of the 2013 Equity Plan. In addition, as proposed, all member of our Board of Directors are eligible for the grant of awards under the 2013 Equity Plan. Following these grants by the Compensation Committee, there are currently no additional shares authorized for issuance under the 2013 Equity Plan.

The Board of Directors believes that approval of the 2013 Equity Plan will advance the interests of the Company and its stockholders by encouraging employees to make significant contributions to the long-term success of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED MICROSTRATEGY INCORPORATED 2013 STOCK INCENTIVE PLAN.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement, which disclosure includes the “Compensation Discussion and Analysis” and the “Executive Officer Compensation” sections of this proxy statement as they relate to our named executive officers, pursuant to rules promulgated by the Securities and Exchange Commission. This Proposal 3, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation programs.

As described in detail above in the section entitled “Compensation Discussion and Analysis,” our executive compensation programs are designed to recognize, reward, and provide incentives for exceptional individual performance, superior financial and operating results, and effective leadership. The goal of our compensation programs for our named executive officers is to create long-term value for our stockholders by aligning our named executive officers’ interests with those of our stockholders and encouraging both the performance and retention of our named executive officers. Please read the “Compensation Discussion and Analysis” and “Executive Officer Compensation” sections for additional details about our executive compensation programs, including information about the compensation of our named executive officers with respect to the fiscal year ended December 31, 2013.

We recommend that you vote “FOR” the following resolution at the Annual Meeting:

RESOLVED: That the compensation of the company’s named executive officers as disclosed in the company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

Since a vote on this Proposal 3 is an advisory vote, the outcome of this vote is not binding. However, our Compensation Committee and Chief Executive Officer, who are responsible for designing and administering our executive compensation programs, value the opinions of our stockholders on this Proposal 3 and will consider the outcome of the vote on this Proposal 3 when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF KPMG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2014

The Audit Committee has selected, and the Board of Directors has ratified the Audit Committee’s selection of, the firm of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Although stockholder approval of the selection of KPMG is not required by law, the Company believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of KPMG.

On March 21, 2013, the Audit Committee selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013, and dismissed Grant Thornton LLP from service as the Company’s independent registered public accounting firm. The Company formally engaged KPMG on March 26, 2013.

Grant Thornton’s report on the Company’s financial statements as of and for the fiscal year ended December 31, 2012 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Grant Thornton’s audit report on the effectiveness of internal control over financial reporting as of December 31, 2012 did not contain any adverse opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2012 and the subsequent interim period through March 21, 2013, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal year ended December 31, 2012 and the subsequent interim period through March 26, 2013, neither the Company, nor anyone on its behalf, consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees and Services

Aggregate fees for professional services rendered by KPMG to us for work performed during and related to the fiscal years ended December 31, 2013 and 2012 are summarized in the table below. KPMG replaced Grant Thornton as our independent registered public accounting firm effective March 26, 2013.

	KPMG LLP
Fee Category	2013 ($)	2012 ($)
Audit Fees	1,643,220	—
Audit-Related Fees	25,000	—
Tax Fees	—	—
All Other Fees	140,000	—

Total Fees	1,808,220	—

Audit Fees. This category includes fees for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, services related to Sarbanes-Oxley Act compliance, and assistance with review of documents filed with the SEC.

Audit-Related Fees. This category includes fees for assurance and related services, employee benefit plan audits, accounting consultations, and consultations concerning financial and accounting and reporting standards.

Tax Fees. This category includes fees for international payroll and sales and use tax consultations.

All Other Fees. This category includes fees for review and attestations with respect to our cloud-based offerings.

Audit Committee Pre-Approval Policies and Procedures

During the fiscal years ended December 31, 2013 and 2012, the Audit Committee pre-approved all services (audit and non-audit) provided to MicroStrategy by our independent registered public accounting firm. In situations where a matter cannot wait until a full Audit Committee meeting, the Chairman of the Audit Committee has authority to consider and, if appropriate, approve audit and non-audit services. Any decision by the Chairman of the Audit Committee to pre-approve services must be presented to the full Audit Committee at its next scheduled quarterly meeting. The Audit Committee requires us to make required disclosure in our SEC periodic reports relating to the approval by the Audit Committee of audit and non-audit services to be performed by the independent registered public accounting firm and the fees paid by us for such services. All fees related to services performed by KPMG and Grant Thornton during the fiscal years ended December 31, 2013 and 2012, respectively, were approved by the Audit Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at the following address: MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, Attention: Investor Relations, or by calling 703-848-8600. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact us at the above address and phone number.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2015 Annual Meeting of Stockholders, including director nominations described above under the caption “Director Candidates,” must be received by us at our principal offices, 1850 Towers Crescent Plaza, Tysons Corner Virginia 22182 by November 28, 2014 for inclusion in the proxy materials for the 2015 Annual Meeting of Stockholders. MicroStrategy suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

If a stockholder wishes to present a proposal before the 2015 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice by February 11, 2015, and if a stockholder fails to provide such timely notice of a proposal to be presented at the 2015 Annual Meeting of Stockholders, the proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

W. Ming Shao

Executive Vice President, General Counsel

and Secretary

March 24, 2014

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

Appendix 1

MICROSTRATEGY INCORPORATED

2013 STOCK INCENTIVE PLAN

(adopted by the Board of Directors on September 4, 2013)

MICROSTRATEGY INCORPORATED

2013 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2013 Stock Incentive Plan (the “Plan”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 600,000 shares of class A common stock, $0.001 par value per share, of the Company (the “Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimit listed in Section 4(b); provided, however, that if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimit listed in Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(D) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The share counting provisions set forth in Section 4(a) and the per Participant limit described in this Section 4(b) each shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of MicroStrategy Incorporated, any of MicroStrategy Incorporated’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement. The exercise price shall be not less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted. If the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. For purposes of this Plan, unless otherwise expressly determined by the Board, the “Fair Market Value” of a share of Common Stock will be determined as follows:

(1) if the Common Stock trades on a national securities exchange, the closing sale price as officially quoted (for the primary trading session) on the date of determination;

(2) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of determination; or

(3) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

The Board has sole discretion to determine the Fair Market Value for purposes of the Plan, and all Awards are conditioned on the participants’ agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement, or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at the per share Fair Market Value of the Common Stock; provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) except in connection with Section 4(c), cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a measurement price or an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a repricing within the meaning of the rules of The NASDAQ Global Select Market (“NASDAQ”).

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall be not less than 100% of the Fair Market Value on the date the SAR is granted. If the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) except in connection with Section 4(c), cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a measurement price or an exercise price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a repricing within the meaning of the rules of NASDAQ.

7.	Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company the number of shares of Common Stock or the amount of cash provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

8.	Other Stock-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”). Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any transferee if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as expressly provided in this Plan, including Sections 5(g) and 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is adopted by the Board of Directors of MicroStrategy Incorporated (the “Effective Date”); provided that no Award shall be made before stockholder approval of the Plan, unless the Award is conditioned upon stockholder approval of the Plan and the Award provides that (i) it will terminate or be forfeited if stockholder approval of the Plan is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); and (ii) no amendment that would require stockholder approval under the rules of NASDAQ may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within 12 months from the date of the grant of such Award and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

PROXY

MICROSTRATEGY INCORPORATED

Proxy for the Annual Meeting of Stockholders to be held on Wednesday, April 23, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor, Jonathan F. Klein, Paul N. Zolfaghari, and Douglas K. Thede, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Wednesday, April 23, 2014 at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly delivered, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” Proposals 1, 2, 3, and 4. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated proxy card to the Secretary of the Company or by voting in person at the Meeting.

(Continued and to be signed on the reverse side)

Annual Meeting of Stockholders of

MICROSTRATEGY INCORPORATED

April 23, 2014

Please fill in, date, sign, and mail your proxy card in the

enclosed postage-paid return envelope as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	To elect the following five (5) directors for the next year.

NOMINEES:

•	Michael J. Saylor

•	Robert H. Epstein

•	Stephen X. Graham

•	Jarrod M. Patten

•	Carl J. Rickertsen

[    ] FOR ALL NOMINEES

[    ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[    ] FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

2.	To approve the MicroStrategy Incorporated 2013 Stock Incentive Plan.

For	Against	Abstain

[ ]	[ ]	[ ]

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2014 Annual Meeting.

For	Against	Abstain

[ ]	[ ]	[ ]

4.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

For	Against	Abstain

[ ]	[ ]	[ ]

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [    ]

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.